UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Charming Shoppes, Inc.

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CHARMING SHOPPES, INC.

450 WINKS LANE

BENSALEM, PENNSYLVANIA 19020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JUNE 21, 2007

We are pleased to give you this notice of our 2007 Annual Meeting of Shareholders:

Time and Date:	10:00 a.m. on June 21, 2007 (eastern time)

Place:	Charming Shoppes, Inc. 450 Winks Lane Bensalem, PA 19020

Items of Business:	1. To elect two Class B Directors of Charming Shoppes.
2. To ratify the appointment of Ernst & Young LLP as independent auditors of Charming Shoppes to serve for the 2008 fiscal year.
3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

Record Date:	You are entitled to attend and vote at the Annual Meeting if you were a holder of record of Common Stock at the close of business on April 13, 2007.

Company Reports:	Our 2006 Annual Review and our Annual Report on Form 10-K for our fiscal year ended February 3, 2007 are enclosed.

Proxy Materials:	A Proxy Statement, Proxy Card and postage-paid return envelope are also enclosed.

Proxy Voting:	If you are unable to attend in person, please fill out and return the enclosed Proxy Card so that your shares will be represented and voted at the Annual Meeting. An envelope with postage paid, if mailed in the United States, is provided for this purpose.

By Order of the Board of Directors

Colin D. Stern
Secretary

May 14, 2007

CHARMING SHOPPES, INC.

450 WINKS LANE

BENSALEM, PENNSYLVANIA 19020

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Charming Shoppes, Inc. (“Charming Shoppes,” “we” or “us”), a Pennsylvania corporation, of proxies to be voted at our 2007 Annual Meeting of Shareholders and at any adjournment of the meeting.

You are invited to attend our Annual Meeting of Shareholders (the “Meeting”) on June 21, 2007, beginning at 10:00 a.m. eastern time. The Meeting will be held at the offices of the Company, 450 Winks Lane, Bensalem, PA 19020.

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, Proxy Card, our 2006 Annual Review and our Annual Report on Form 10-K for our fiscal year ended February 3, 2007 (“fiscal 2007”) are being mailed to shareholders entitled to vote at the Meeting starting May 14, 2007.

ABOUT THE MEETING

What is the purpose of the Meeting?

At the Annual Meeting, our shareholders will be asked to consider and act upon the following matters:

—	Election of two Class B Directors to our Board;
—	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the 2008 fiscal year; and
—	Such other business as may properly come before the Meeting or any adjournment thereof.

Who is entitled to vote at the Meeting?

Only shareholders of record on April 13, 2007, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting.

What are the voting rights of shareholders?

Each share of Common Stock is entitled to one vote. There is no cumulative voting.

How do shareholders vote?

You may vote at the Meeting in person or by proxy.

If a shareholder gives a proxy, how are the shares voted?

Proxies received by us before the Meeting will be voted at the Meeting in accordance with the instructions contained on the Proxy Card. The Proxy Card provides a way for you to direct how your shares will be voted.

If you do not give voting instructions on your Proxy Card, your shares will be voted by the Proxy Committee of the Board of Directors (the “Proxy Committee”) on each matter in accordance with the recommendation of the Board of Directors or, if no recommendation is made by the Board, in the discretion of the Proxy Committee. Thus, for example, if you do not give instructions on your Proxy Card, and a nominee for Director withdraws before the election (which is not now anticipated), your shares will be voted by the Proxy Committee for any substitute nominee as may be nominated by the Board of Directors. The Proxy Committee consists of Dorrit J. Bern, Chairman of the Board of Directors, President and Chief Executive Officer, Katherine M. Hudson, Lead Independent Director, and William O. Albertini, a Director. Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote occurs.”

It is possible that matters other than those listed above may be brought before shareholders at the Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the Proxy Committee will vote your shares on the matter as recommended by the Board of Directors, or, if no recommendation is given, the Proxy Committee will vote your shares in their discretion. In any event, the Proxy Committee will comply with the rules of the Securities and Exchange Commission (“SEC”) when exercising proxies on a discretionary basis. At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the Meeting which was timely in accordance with our Bylaws.

How are proxies changed or revoked?

You may change any vote by proxy or revoke a proxy before it is exercised by filing with the Secretary of Charming Shoppes either a notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the Meeting will not by itself constitute revocation of a proxy.

How many shares are outstanding and what constitutes a quorum?

At the close of business on April 13, 2007, the record date for the Meeting, 123,744,091 shares of Common Stock were outstanding. Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes and shares voted as “abstentions” or subject to broker non-votes still count for purposes of determining whether a quorum is present.

What vote is required to approve each item?

Election of Directors: The two nominees for election as Directors who receive the greatest number of votes will be elected Directors. Approval of any other matter that comes before the Meeting will require the affirmative vote of a majority of the votes cast on the matter.

Ratification of the Appointment of Independent Auditor: Although we are not required to submit the appointment of our independent auditors to a vote of shareholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of the appointment of Ernst & Young LLP as our independent auditors requires the affirmative vote of a majority of the votes cast on the matter.

Withheld votes, abstentions and broker non-votes will not be taken into account and will have no effect on the outcome of the election of Directors or the approval of other matters that may come before the Meeting.

What are the Board’s recommendations?

The Board unanimously recommends that you vote FOR the election of the two nominees proposed for election as Directors.

The Board unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2008.

Other Information

We have enclosed our Annual Report on Form 10-K for fiscal 2007 and our 2006 Annual Review together with this Proxy Statement. No material contained in the Annual Report or the 2006 Annual Review is to be considered a part of the proxy solicitation material.

Our mailing address is Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020. Our corporate website address is www.charmingshoppes.com. The contents of our website are not incorporated by reference into this Proxy Statement.

DIRECTORS STANDING FOR ELECTION

Our Restated Articles of Incorporation provide for a classified Board of Directors, consisting of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year, with a term extending to the third succeeding Annual Meeting and until the Directors’ successors have been duly elected and qualified. The terms of the two current Class B Directors, Pamela Davies and Katherine M. Hudson, will expire as of the date of the Meeting. At the Meeting, Dr. Davies and Ms. Hudson will be nominated for reelection as Class B Directors for additional three-year terms and until their successors shall have been duly elected and qualified.

In accordance with the provision of our Principles of Corporate Governance that require a Director of the Company to offer his or her resignation for consideration by our Corporate Governance and Nominating Committee upon a substantial change in a Director’s principal occupation or business association during his or her tenure as a Director, Michael W. Luce offered his resignation as a Director of the Company. On February 8, 2007, the Corporate Governance and Nominating Committee recommended to the Board that the resignation be accepted, and on that date the Board accepted Mr. Luce’s resignation. There were no disagreements between Mr. Luce and the Company on any matter relating to the Company’s operations, policies, or practices.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS.

BIOGRAPHIES OF DIRECTORS

Other than Dorrit J. Bern, each of the following Directors is “independent” under the NASDAQ Global Select Market listing requirements and the standards set forth in our Principles of Corporate Governance. For more information about our determination of independence, see “CORPORATE GOVERNANCE AT CHARMING SHOPPES – Board of Directors.”

The following Class B Directors have been nominated for reelection to terms scheduled to end in 2010:

PAMELA DAVIES	Director Since 1998

Dr. Davies, 50, has been the President of Queens University of Charlotte since July 2002. Dr. Davies was the Dean of the McColl School of Business, Queens University of Charlotte from June 2000 until March 2001 when she was appointed Chief Operating Officer of that institution. From June 1997 to June 2000, she served as Professor of Management and Dean of the Bennett S. LeBow College of Business at Drexel University. From 1992 to 1997, Dr. Davies served as Chairman of the Department of Management at the University of Central Florida. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. She has written and lectured on these topics extensively. Dr. Davies is also a Director of C & D Technologies, Inc. and Sonoco Products Company.

KATHERINE M. HUDSON	Director Since 2000

Ms. Hudson, 60, served as the Chairman of the Board of Directors of Brady Corporation until November 2003 when she retired. Prior to her appointment as Chairman, she was the President, Chief Executive Officer and a Director of Brady Corporation from January 1994 until March 2003. Brady Corporation is a leading manufacturer and marketer of complete identification solutions which improve productivity, performance, safety and security. Its products include high-performance labels, signs, software, printers, specialty die-cut materials and data-collection systems. Before joining Brady Corporation, she was a Vice President at Eastman Kodak Company and General Manager of its Professional, Printing and Publishing Imaging Division. Her 24 years at Eastman Kodak Company included positions in finance, communications and public affairs, information systems and the management of instant photography and printing. Ms. Hudson is also a Director of Telefonaktiebolaget LM Ericsson and serves on the Alverno College Board of Trustees and as Immediate Past Chairman of the Medical College of Wisconsin Board of Trustees.

The following Class C Directors are continuing in office, with terms scheduled to end in 2008:

DORRIT J. BERN	Director Since 1995

Ms. Bern, 57, has been our President and Chief Executive Officer since August 23, 1995 when she joined Charming Shoppes. She also served as Vice Chairman of the Board from August 23, 1995 until January 30, 1997 when she was elected Chairman of the Board. Before joining us, Ms. Bern was employed by Sears, Roebuck & Co., beginning in 1987 during which period she held various merchandising positions culminating with her appointment as Group Vice President of Women’s Apparel and Home Fashions in December 1993. Before joining Sears, Roebuck & Co., Ms. Bern held merchandising positions at other prominent retailers. Ms. Bern is also a Director of Southern Company and OfficeMax Incorporated.

ALAN ROSSKAMM	Director Since 1992

Mr. Rosskamm, 57, was the Chief Executive Officer of Jo-Ann Stores, Inc. (“Jo-Ann”), from October 1985 to August 2006, and Chairman of the Board of Directors from July 1992 to August 2006. Under his leadership, Jo-Ann became the nation’s leading retailer of fabrics and sewing supplies and one the nation’s largest retailers of craft and floral products, operating 800 stores in 47 states. He continues as a member of the Board of Directors, where he has served since 1985.

M. JEANNINE STRANDJORD	Director Since 2006

Ms. Strandjord, 60, was Senior Vice President and Chief Integration Officer of Sprint Corporation (“Sprint”), a global communications company, from September 2003 until her retirement in November 2005 with responsibility for implementation of Sprint’s transformation, including overall program management of comprehensive process redesign and organizational development. From January 2003 to September 2003, Ms. Strandjord was Senior Vice President of Financial Services for Sprint. From 1998 to 2003, Ms. Strandjord was Senior Vice President of Finance for Sprint Global Markets Group. From 1990 to 1998, Ms. Strandjord was Senior Vice President and Treasurer for Sprint. From 1986 to 1990, she served as Vice President and Controller for Sprint. Ms. Strandjord joined Sprint in January 1985, serving as Vice President, Finance and Distribution at AmeriSource, Inc., a Sprint subsidiary. Prior to joining Sprint, Ms. Strandjord was Vice President, Finance and Expense Control, for Macy’s Midwest and had held positions with Kansas City Power & Light Co. and Ernst and Whinney. She is also a member of the Board of six registered investment companies which are a part of American Century Funds and a member of the Boards of DST Systems, Inc. and Euronet Worldwide, Inc.

The following Class A Directors are continuing in office, with terms scheduled to end in 2009:

WILLIAM O. ALBERTINI	Director Since 2003

Mr. Albertini, 63, retired in 1999 as Executive Vice President and Chief Financial Officer of Bell Atlantic Global Wireless, Inc., a provider of wireless communication services. Before joining that company, from 1995 to 1997 he served as Executive Vice President and Chief Financial Officer of Bell Atlantic Corporation, and also as a Director of Bell Atlantic. Mr. Albertini is also a Director of BlackRock, Inc., Triumph Group, Inc. and Airgas, Inc.

CHARLES T. HOPKINS	Director Since 1999

Mr. Hopkins, 64, was associated with the public accounting firm of KPMG LLP from 1966 until 1999. During his term at KPMG LLP, Mr. Hopkins served as an audit partner and a SEC reviewing partner. From 1993 until 1998, Mr. Hopkins was managing partner of KPMG’s Philadelphia Business Unit.

YVONNE M. CURL	Director Since 2004

Ms. Curl, 52, was the Chief Marketing Officer of Avaya, Inc. (“Avaya”) from October 2000 through April 2004. In that capacity, she was responsible for the strategic and operational management of Avaya’s global marketing organization. Avaya provides voice, converged voice and data customer relationship management, messaging, multi-service networking and structured cabling products and services to its customers. Before joining Avaya, Ms. Curl was employed by Xerox Corporation beginning in 1976, where she held positions in sales, marketing and field operations culminating with her appointment as Corporate Vice President, Senior Vice President and General Manager, Public

Sector, Worldwide in January 1999. In that capacity, she was responsible for developing strategic and tactical market plans for the provision of document solutions and services to the public sector worldwide. Ms. Curl is also a Director of Nationwide Mutual Insurance Company and HealthSouth Corporation.

CORPORATE GOVERNANCE AT CHARMING SHOPPES

Our business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman, President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board and its committees. In addition, to promote open discussion among our non-employee Directors, those Directors meet in regularly scheduled executive sessions without the participation of management or employee Directors. Our Directors are encouraged to, and do, attend continuing education programs on corporate governance practices from time to time.

Board of Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation for our corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. Our Principles of Corporate Governance Statement is available on our corporate website (www.charmingshoppes.com). We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and current NASDAQ Marketplace Rules and NASDAQ Global Select Market listing requirements regarding corporate governance policies and procedures. Our corporate governance documents comply with all requirements.

In accordance with our Bylaws, our Board of Directors has specified that, as of the date of our 2007 Annual Meeting, the number of Directors will be set at eight. Seven of our eight Directors are non-employee Directors, and the Board of Directors has determined that each of these seven Directors has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, and that each meets the objective requirements for “independence” under the NASDAQ Marketplace Rules. Therefore, the Board of Directors has determined that each of these seven Directors is “independent” under the standards currently set forth in the NASDAQ Global Select Market listing requirements and the standards set forth in our Principles of Corporate Governance. The only Director who is not independent is Dorrit J. Bern, our Chief Executive Officer. See also “Committees of the Board of Directors – Audit Committee” below. The Board had concluded in 2006 that Michael W. Luce, who served as a Director during part of fiscal 2007, also was “independent” under then applicable standards.

Each Director is required to disclose to the Board any direct or indirect material interest he or she may have in a transaction with us before we have entered into the transaction, and to refrain from participating in the decision regarding the transaction. In addition, each Director and nominee for reelection as Director delivers to the Company annually a questionnaire that includes, among other things, information relating to any transactions in which both the Director or nominee, or their family members, and the Company participates, and in which the Director or nominee, or such family member, has a material interest. The Audit Committee reviews all such transactions reported to the Company by a Director or nominee in response to the questionnaire, or that are brought to the

Company’s attention by management or otherwise. After review, the disinterested Directors would approve, ratify or disapprove such transactions. Management would also update the Audit Committee as to any material changes to proposed transactions on a regular basis. No such transaction was disclosed to the Audit Committee during fiscal 2007.

On April 26, 2007 our Board of Directors adopted a written policy which requires that any transaction involving the Company in which one of our Directors, nominees for Director, executive officers, or greater than five percent shareholders, or their immediate family members, have a material interest be approved or ratified by the Corporate Governance and Nominating Committee if the amount involved is at least $120,000. In determining whether to approve or ratify any such transaction, the disinterested members of the Corporate Governance and Nominating Committee must consider, in addition to other factors they deem appropriate, whether the transaction is on terms no less favorable to the Company that those available to an unaffiliated third party under the same or similar circumstances.

During fiscal 2007, our Board of Directors held six meetings. Each member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he or she served. From time to time, the Board and Board Committees act by unanimous written consent.

Lead Independent Director

We have designated Katherine M. Hudson as our “Lead Independent Director.” The Board has determined that Ms. Hudson qualifies as an independent Director under current NASDAQ Marketplace Rules and under the standards set forth in our Principles of Corporate Governance.

Stock Ownership Guidelines

We have adopted stock ownership guidelines that call for Directors, within five years of the adoption of the guideline on January 20, 2005 or within five years of their election to the Board, whichever is the later, to own at least 15,000 shares of our Common Stock. Deferred stock, restricted stock units and restricted stock count toward meeting this ownership guideline.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, Compensation Committee (formerly the Compensation and Stock Option Committee), Corporate Governance and Nominating Committee, Finance Committee and Administration Committee. The charters of these Committees have been approved by our Board of Directors and (other than the Administration Committee which meets infrequently) are available on our corporate website (www.charmingshoppes.com).

The following table presents information regarding the membership of our Board Committees as of the date of this Proxy Statement.

Current Board Committee Membership

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	CORPORATE GOVERNANCE AND NOMINATING COMMITTEE	FINANCE COMMITTEE	ADMINISTRATION COMMITTEE
William O. Albertini		+		+X
Charles T. Hopkins	+X			+
Yvonne M. Curl		+	+X
Pamela Davies		+	+
Katherine M. Hudson *	+	+X			+
Dorrit J. Bern					+ X
Alan Rosskamm			+	+	+
M. Jeannine Strandjord	+			+
Number of Meetings in Fiscal 2007 **	12	8	5	3	0
+	Member
X	Chairperson
*	Ms. Hudson has been designated as the Lead Independent Director.
**	The Committees from time to time act by unanimous consent.

Audit Committee

The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Board of Directors. The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities to our shareholders and other constituencies. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties are to (a) serve as an independent and objective party to monitor the quality, reliability and integrity of our accounting and financial reporting processes, including our internal control over financial reporting, (b) monitor our compliance with ethics policies and legal and regulatory requirements, (c) review and evaluate the qualifications, independence and performance of our independent auditors and internal auditors, (d) be directly responsible for the appointment, retention and compensation, including pre-approving all audit and permissible non-audit services, of the independent auditors, (e) provide an open avenue of communication among and individually with the independent auditors, internal auditors, members of management and the Board of Directors and take appropriate actions resulting from this interaction, (f) review the scope of the audits to be conducted by the independent auditors and internal auditors and meet to discuss the results of their respective audits, (g) review with management, the independent auditors and our internal auditors the selection and disclosure of critical accounting policies and practices, significant financial reporting issues and judgments and estimates made in connection with the preparation of the financial statements and changes in accounting policies and practices and the effect on the financial statements, (h) review with management and the independent auditors our audited annual and unaudited quarterly financial statements prior to filing them with the SEC, and (i) review with management, the internal auditors and independent auditors, management’s assessment of internal control over financial reporting and the independent auditors’ evaluation of both management’s assessment of and the effectiveness of our internal control over financial reporting.

The Board of Directors has determined that each member of the Audit Committee is independent, under the independence standards discussed above, and that each member meets the additional standards of independence applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the NASDAQ Marketplace Rules and NASDAQ Global Select Market listing requirements. In addition, the Board of Directors has determined that Mr. Hopkins qualifies as an “audit committee financial expert” in accordance with the definition of “audit committee financial expert” set forth in Item 401(h)(2) of Regulation S-K, adopted by the SEC. The Board has made no determination as to whether other members of the Audit Committee do or do not so qualify. Mr. Hopkins acquired these qualifications through his lengthy service as an audit partner and SEC reviewing partner of a major accounting firm, in which capacities he had direct experience in auditing the financial statements of public companies.

Compensation Committee

The Compensation Committee is responsible for overseeing our compensation strategy and for the oversight and administration of our compensation programs, including our stock incentive plans. The Compensation Committee reviews and approves performance targets, eligibility, participation and award levels for incentive compensation plans; approves and reports to the Board on the administration of compensation plans and the compensation of executives at specified salary levels; approves and makes recommendations to the independent members of the Board regarding the compensation of the Chief Executive Officer; selects participants and determines when options and other equity-based awards should be granted, the number of shares to be subject to each option or award, and other terms of the option or award. In addition, the Compensation Committee monitors aggregate share usage under our stock incentive plans and potential dilution resulting from the granting of options or awards. It also makes all other determinations involved in the administration of these stock incentive plans. The Board of Directors has determined that each member of the Compensation Committee is independent under the independence standards discussed above. In making executive compensation decisions, the Committee is advised by an independent compensation consultant, Pearl Meyer & Partners, Inc. (“PM&P”). The only services that PM&P performs for the Company are at the direction of the Compensation Committee. The Compensation Committee has the right to terminate the services of the compensation consultant at any time.

The Committee retains PM&P directly, although in carrying out assignments, the Company’s Executive Vice President of Human Resources, General Counsel and Chief Financial Officer and their staffs often work with PM&P to provide compensation and performance data for the executives and the Company. In addition, PM&P may, in their discretion, seek input and feedback from management regarding their consulting work product prior to presentation to the Committee in order to confirm information, identify data questions or other similar issues.

The Committee often requests our Chief Financial Officer, Executive Vice President of Human Resources and General Counsel to be present at Committee meetings where executive compensation and Company and individual performance are discussed and evaluated. These executives provide insight, suggestions or recommendations regarding executive compensation (other than their own) if present during these meetings or at other times. The Committee meets with the Chief Executive Officer to discuss her own compensation package, and her recommendations for other executives, but ultimately decisions regarding compensation for the Chief Executive Officer and other executive officers are made solely based upon the Compensation Committee’s deliberations with input from its independent compensation consultant. Only Committee members are allowed to vote on decisions made regarding executive compensation, and these votes generally take place during the “executive session” portion of the Committee meetings, when members of management are not present.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, in consultation with our Chairman of the Board and Chief Executive Officer: (a) reviews and recommends to the Board corporate governance policies and principles for Charming Shoppes, (b) makes recommendations to the Board regarding the size and composition of the Board, (c) recommends to the Board criteria regarding the personal qualifications required for Board membership and service on Board Committees, (d) establishes procedures for the nomination process and recommends candidates for election to the Board of Directors, (e) determines and recommends to the Board appropriate compensation for Directors, (f) evaluates the performance of the Board as a whole and prepares and supervises the Board’s and the various Committees’ performance self-evaluations on an annual basis, (g) evaluates Board practices and recommends appropriate changes to the Board, and (h) considers various other corporate governance issues, including those raised by shareholders and other constituents, and recommends appropriate responses to the Board. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is independent under the independence standards discussed above. On April 26, 2007 our Board of Directors adopted a written policy which requires that any transaction involving the Company in which one of our Directors, nominees for Director, executive officers, or greater than five percent shareholders, or their immediate family members, have a material interest be approved or ratified by the Corporate Governance and Nominating Committee if the amount involved is at least $120,000. See “CORPORATE GOVERNANCE AT CHARMING SHOPPES: Board of Directors”.

Finance Committee

The Finance Committee is responsible for assisting the Board in discharging its duties relating to the oversight of our financial affairs and strategic planning. Its responsibilities include: (a) reviewing and recommending for approval by the Board strategic plans and budgets, (b) approving any borrowing of funds, other than in the ordinary course of business, and (c) approving (up to specified limits) or recommending to the Board for approval certain expenditures, dispositions, guarantees, acquisitions, use of derivatives, stock repurchases and other financial policies and practices. The Board of Directors has determined that each member of the Finance Committee is independent under the independence standards discussed above.

Administration Committee

The Administration Committee is authorized to exercise the authority of the Board of Directors on matters of a routine nature between meetings of the Board of Directors.

Director Nominations

Nominations for election as directors are determined by the Board of Directors after recommendation by the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by its members, other Board members, management and shareholders. Such suggestions, together with appropriate biographical information, should be submitted to the Corporate Secretary of the Company at 450 Winks Lane, Bensalem, Pennsylvania 19020. Candidates who have been suggested by shareholders are evaluated by the Corporate Governance and Nominating Committee in the same manner as other candidates. In the past, the Corporate Governance and Nominating Committee has retained a third party executive recruitment firm to assist the Committee members in identifying and evaluating potential nominees for the Board. In addition to considering a candidate’s personal character, integrity, foresight, intelligence and judgment, the Corporate Governance and Nominating Committee and the Board also consider the requisite mix of director experiences, skills, perspectives and diversity that is most appropriate for Charming Shoppes. Our most recent appointments to the Board were Mr. Luce (who has since resigned from the Board, see “DIRECTORS STANDING FOR ELECTION”) and Ms. Strandjord, who were identified as candidates by the executive recruitment firm retained by the Corporate Governance and Nominating Committee, which in turn recommended such candidates after a full evaluation.

The Corporate Governance and Nominating Committee will consider whether to nominate any person nominated by a shareholder in accordance with our Bylaws relating to shareholder nominations. Our Bylaws establish advance notice procedures for Director nominations, other than by or at the direction of the Board of Directors or Board committee. These procedures generally provide that a notice submitted by a shareholder for a proposed Director nominee must be given in writing to the Corporate Secretary of Charming Shoppes by the date on which a shareholder proposal would be required to be submitted to us in order to be set forth in our Proxy Statement, in accordance with SEC rules. See also “PROPOSALS FOR 2008 ANNUAL MEETING.” This notice generally must (a) identify the name and address of the nominating shareholder and nominee and any arrangements or understandings among them and any other third person regarding the nomination, (b) contain representations concerning the nominating shareholder’s ownership of Common Stock and intention to appear at the Meeting and make the nomination, (c) include all relevant information concerning the nominee and his or her relationship or transactions with Charming Shoppes that are required to be disclosed in the Proxy Statement pursuant to SEC rules, and (d) include a written consent of the nominee to serve as a Director if elected. The notice of a proposed Director nominee by a shareholder should be submitted to the Corporate Secretary, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020. Further information may be obtained by contacting the Corporate Secretary.

Communications with Directors

The Board of Directors has established a process for shareholders and other interested parties to communicate directly with the Lead Independent Director or with the other Directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of Charming Shoppes’ Directors, including the Board’s Lead Independent Director, may send a letter to the following address:

Board of Directors (or Lead Independent Director or name of individual Director)

c/o Corporate Secretary

Charming Shoppes, Inc.

450 Winks Lane

Bensalem, PA 19020

All such communications will be forwarded to the appropriate Director or Directors specified in such communications as soon as practicable.

Annual Meeting

It has been the longstanding practice of Charming Shoppes for all Directors to attend the Annual Meeting of Shareholders. To facilitate this, our practice is to schedule a Board of Directors meeting to immediately follow the Annual Meeting. All Directors then in office were present at our last Annual Meeting.

Standards of Business Conduct

Charming Shoppes has had a written code of conduct for many years. Our Standards of Business Conduct apply to Charming Shoppes’ Directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Standards include guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Standards. The Standards of Business Conduct is available on Charming Shoppes’ website at www.charmingshoppes.com. Charming Shoppes intends to post any amendments to or waivers of its Standards of Business Conduct (to the extent applicable to Charming Shoppes’ Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on our website and also to disclose the waivers on a Form 8-K within the prescribed time period.

COMPENSATION OF DIRECTORS

FISCAL 2007

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve as non-employee Directors on our Board of Directors. We set compensation for non-employee Directors at a level that reflects the significant amount of time and high skill level required of Directors in performing their duties to the Company and to our shareholders. The table below summarizes the compensation paid by the Company to current and former non-employee Directors during fiscal 2007, which ended on February 3, 2007.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
William O. Albertini	61,000	77,788	37,226	176,014
Yvonne M. Curl	64,000	77,788	37,226	179,014
Pamela Davies	58,000	77,788	37,226	173,014
Charles T. Hopkins	75,000	77,788	37,226	190,014
Katherine M. Hudson	89,000	77,788	37,226	204,014
Michael W. Luce (4)	52,510	129,413	41,992	223,915
Alan Rosskamm	52,000	77,788	37,226	167,014
M. Jeannine Strandjord (5)	41,500	101,015	31,403	173,918

(1)	Directors deferred cash fees into cash-denominated investment alternatives as follows: Mr. Albertini, $30,500; Ms. Hudson, $89,000; and Mr. Rosskamm, $52,000.

(notes continued on following page)

(2)	The amounts reported in the “Stock Awards” column represents the amounts of compensation cost recognized by the Company in fiscal 2007 for financial statement reporting purposes, as computed in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”), including expense for stock awards granted before fiscal 2007 which remained unvested at any time in fiscal 2007. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R), see Note 1, “Summary of Significant Accounting Policies: Stock-Based Compensation,” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007. In fiscal 2007, each non-employee Director received a grant of 7,500 restricted stock units (“RSUs”), except Ms. Strandjord received a grant of 10,000 shares of restricted stock and grants of 8,733 RSUs. The grant date fair value of the stock awards granted to these Directors during fiscal 2007, computed in accordance with FAS 123(R), was as follows: Mr. Albertini, $84,600; Ms. Curl, $84,600; Dr. Davies, $84,600; Mr. Hopkins, $84,600; Ms. Hudson, $84,600; Mr. Luce, $84,600; Mr. Rosskamm; $84,600; and Ms. Strandjord, $240,065. As of February 3, 2007, each Director had the following number of stock awards that remained subject to a risk of forfeiture: Mr. Albertini, 7,500 (all of which he has elected to defer upon vesting); Ms. Curl, 7,500 (all of which she has elected to defer upon vesting); Dr. Davies, 7,500 (all of which she has elected to defer upon vesting); Mr. Hopkins, 7,500; Ms. Hudson, 7,500 (all of which she has elected to defer upon vesting); Mr. Luce, 17,500 (7,500 of which he had elected to defer upon vesting); Mr. Rosskamm, 7,500 (all of which he has elected to defer upon vesting); and Ms. Strandjord, 17,500.

(3)	The amounts reported in the “Option Awards” column represents the amounts of compensation cost recognized by the Company in fiscal 2007 for financial statement reporting purposes, as computed in accordance with FAS 123(R) including expense for options granted before fiscal 2007 which remained unvested at any time in fiscal 2007. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R), see Note 1, “Summary of Significant Accounting Policies: Stock-Based Compensation,” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007. In fiscal 2007, each non-employee Director received a grant of 7,500 options, except Ms. Strandjord received grants of 8,733 options. The grant date fair value of the option awards granted to each Director during fiscal 2007, computed in accordance with FAS 123(R), was as follows: Mr. Albertini, $40,575; Ms. Curl, $40,575; Dr. Davies, $40,575; Mr. Hopkins,$ 40,575; Ms. Hudson,$40,575; Mr. Luce, $40,575; Mr. Rosskamm; $40,575; and Ms. Strandjord, $47,295. As of February 3, 2007, each Director had the following number of option awards outstanding: Mr. Albertini, 21,500; Ms. Curl, 22,925; Dr. Davies, 54,500; Mr. Hopkins, 94,500; Ms. Hudson, 34,500; Mr. Luce, 10,582; Mr. Rosskamm, 94,500; and Ms. Strandjord, 8,733.

(4)	Mr. Luce became a Director on January 25, 2006. Mr. Luce’s resignation from the Board was effective February 8, 2007. See “DIRECTORS STANDING FOR ELECTION.” Upon his resignation, Mr. Luce’s unvested option and restricted stock unit awards vested on a pro rata basis proportionate to the part of the year during which he served with the remainder of those awards being forfeited. None of the 10,000 shares of restricted stock granted to Mr. Luce upon his appointment to the Board had vested at the time of the termination of his service as a Director. The Board permitted Mr. Luce to vest in 3,333 shares of this award, such shares to be released on June 1, 2007 when they would have vested in the ordinary course had Mr. Luce still remained a Director at that time.

(5)	Ms. Strandjord became a Director on April 24, 2006.

Cash Compensation Paid to Board Members

Non-employee Directors receive retainers for their services. Under our current compensation program, each non-employee Director receives an annual cash retainer of $36,000. Each non-employee Director who serves as a committee chair (other than the audit committee chair) receives $5,000 annually in addition to the annual cash retainer. The audit committee chair receives $10,000 annually in addition to the annual cash retainer. Each non-employee Director receives a meeting fee of $1,500 per Board meeting attended, and a meeting fee of $1,000 per committee meeting attended. In addition to receiving a retainer for acting as a chair of a committee, the chair of a committee also receives these meeting fees. Non-employee Directors are reimbursed for certain business expenses, including their travel expenses in connection with Board and committee meeting attendance and their attendance at Director education programs.

The Lead Independent Director, Ms. Hudson, receives an annual cash retainer of $20,000 in addition to the annual cash retainer of $36,000, for a total annual cash retainer of $56,000. Ms. Bern, who is employed as the Chief Executive Officer of Charming Shoppes, does not receive additional compensation for her services as a Director, Chairman of the Board, or as a member of any committee of the Board.

Share Plan for Non-Employee Directors

Non-employee Directors each receive an automatic annual grant of options to purchase 7,500 shares of Common Stock on the date of each Annual Meeting of Shareholders. Each option grant vests on June 1 of the year following grant, subject to earlier vesting in the case of death, disability, or a change of control. In addition, the option will not be forfeited if a non-employee Director has a mandatory retirement, but will become exercisable at the dates it would have had the non-employee Director not been required to retire. If a non-employee Director has a voluntary termination, the option will vest on a pro rata basis, proportionate to the part of the year during which the non-employee Director served, with the remainder of the option forfeited unless otherwise determined by the Board. An unvested option will be forfeited if a non-employee Director is removed from service. A non-employee Director will have one year following termination to exercise a vested option. However, if an option becomes exercisable after retirement, the non-employee Director will have one year from the date the option becomes fully exercisable to exercise the option (but in either case the option expires no later than the tenth anniversary of its grant date).

Non-employee Directors each receive an automatic annual grant of 7,500 restricted stock units (“RSUs”) on the date of each Annual Meeting of Shareholders. Each RSU represents a right to receive one share of common stock, at the date of vesting, or, if deferred by the Director, at a later date after the termination of service. RSUs vest on June 1 of the year following grant, subject to earlier vesting in the case of death, disability, or a change of control. In addition, if a non-employee Director has a mandatory retirement or a voluntary termination, RSUs will vest on a pro rata basis, proportionate to the part of the year during which the non-employee Director served, with the remainder of the RSUs forfeited unless otherwise determined by the Board. Unvested RSUs will be forfeited if a non-employee Director is removed from service.

Each newly elected or appointed non-employee Director receives a one-time grant of 10,000 shares of restricted stock that will vest in equal amounts over three years, subject to earlier vesting in the case of death, disability, or change of control. In addition, if a mandatory retirement occurs, the restricted stock that would have vested had the non-employee Director served until the next Annual

Meeting of Shareholders will vest, but the remaining unvested restricted stock will be forfeited unless otherwise determined by the Board. Unvested restricted stock will be forfeited if a non-employee Director is removed from service.

Deferral of Cash Fees

A non-employee Director may elect to defer any cash fee as of the time the fee is payable into deferred shares of Common Stock or as a cash-denominated deferred compensation amount. Fees are converted into deferred shares at 100% of the fair market value of shares of Common Stock on the date of conversion. Investment alternatives for cash-denominated deferred compensation balances are mutual funds which are the same as those available to management in the Company’s Variable Deferred Compensation Plan for Executives, described below under the caption “Nonqualified Deferred Compensation for Fiscal 2007.” In fiscal 2007, Mr. Albertini, Ms. Hudson, and Mr. Rosskamm deferred all or a portion of their cash fees for Board service under this plan.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction

The Compensation Committee of the Board of Directors administers our compensation programs. Working with management and the outside compensation consultant, the Committee has developed a compensation and benefits strategy that rewards the performance, behaviors and culture that we believe will drive long-term success. See “CORPORATE GOVERNANCE AT CHARMING SHOPPES: Compensation Committee.”

Compensation Objectives, Design and Strategy

The primary objectives of Charming Shoppes’ executive compensation structure are to assure that our executive compensation and benefit programs:

•	are effective in driving performance to achieve financial goals and create shareholder value;

•	reflect our unique, entrepreneurial and customer-focused orientation;

•

help us to attract and retain talented executives by providing competitive compensation opportunities as compared to retail industry organizations and other companies that represent the market for high caliber executive talent;

•	are cost-efficient and fair to employees, management and shareholders; and

•	are well-communicated and understood by program participants.

The Committee designed our compensation program, in consultation with the Committee’s outside compensation consultant, to reflect our entrepreneurial business strategy. This means that executives with business unit responsibility are measured primarily upon the results of their units. At the corporate level, entrepreneurship means that executives are measured on our overall results and on other objective goals.

Our compensation strategy is to place a major portion of total compensation at risk in the form of annual and long-term incentive programs. This means that for senior executives the majority of their total compensation is contingent upon their meeting performance goals set by the Committee. As shown in the Summary Compensation Table, our named executive officers’ base salaries for fiscal 2007 represented between 15% and 35% of total compensation (calculated in accordance with the Securities and Exchange Commission rules governing that Table).

We intend the combination of incentives to balance short-term operational objectives, such as the achievement of annual operating earnings targets (which is a term that refers to “income before taxes” in our financial statements), long-term strategic goals, such as the opening and development of new businesses, and return on investment for shareholders. For the named executive officers, target annual cash incentive opportunities range from 50% to 100% of base salary, and target long-term equity incentive opportunities granted each year generally range from 65% to 200% of salary.

Our compensation strategy is to provide competitive compensation opportunities commensurate with performance. This means that the Committee assesses the relative pay opportunities vis-à-vis relative performance. For example, incentive plan performance targets are designed to deliver median competitive pay for median performance, top quartile pay for top quartile performance, and bottom quartile pay for bottom quartile performance.

We also seek to promote a long-term commitment to Charming Shoppes. This means that while we believe compensation should have a strong link to performance, we also believe there is great value to the Company in creating a team of tenured, seasoned executives. We encourage this long-term commitment through (i) “backloaded” vesting of restricted stock unit grants, i.e., awards vest 33% on the third anniversary of the grant, 33% on the fourth anniversary and 34% on the fifth anniversary (except with respect to our Chief Executive Officer whose time vested grants vest on the second anniversary of the date of grant pursuant to her employment agreement) and (ii) a supplemental retirement benefit, which is not fully vested until the executive reaches age 60 with at least five years of service. Furthermore, we believe executives should also have a long-term commitment to shareholders, which we encourage through stock ownership requirements for all members of the senior management team. Combinations of cash and equity compensation have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of employee commitment to our business success. These components of compensation are discussed more fully below.

Role of the Compensation Committee

The Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our executive officers. Four members of our Board of Directors sit on the Committee, each of whom is an independent director under the NASDAQ Global Select Market listing requirements and under our Corporate Governance Guidelines. The Committee’s function is more fully described in its charter which has been approved by our Board of Directors. The charter is available on our website at www.charmingshoppes.com and we will disclose any amendment to the charter on our website. The charter was most recently amended by our Board at its meeting on January 24, 2007 so as to conform the Committee’s duties and responsibilities as described therein with the requirements of the SEC’s new executive compensation disclosure rules.

During the Company’s past fiscal year the Committee held eight meetings. Decisions with respect to the fiscal 2007 compensation of our executive officers were made at the beginning of the past fiscal year. See “CORPORATE GOVERNANCE AT CHARMING SHOPPES: Compensation Committee.”

Compensation and Benefits Structure

This next section of this CD&A describes each element of our compensation and benefits structure, with focus on:

•	Pay level – determination of the appropriate pay opportunity;

•	Pay mix – determination of each element of compensation, its purpose and design, and its relationship to the overall pay program; and

•	Pay-for-performance – determination of the performance measures and goals used in the pay programs.

Pay Level

We determine pay levels for the named executive officers based on a number of factors, including each individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, the pay levels in the marketplace for similar positions and the performance of the individual, his/her business unit and the Company as a whole. The Committee is responsible for approving pay levels for the executive officers. In determining the pay levels, the Committee considers all forms of compensation and benefits, using tools such as tally sheets to review the total value delivered through all elements of pay.

The Committee assesses competitive market compensation using a number of sources. The primary data source used in setting competitive market levels for the named executive officers is the information publicly disclosed by a peer group of 24 companies. We revise this peer group from time to time, in consultation with our independent compensation consultant, primarily due to mergers and other changes to the companies on the list. The peer group of 24 companies currently used for this purpose is listed below. The Committee believes that our most direct competitors for executive talent are not necessarily restricted to those retail companies but encompass a broader group of companies which are engaged in the recruitment and retention of executive talent in competition with us. The public information for the peer companies is supplemented with survey data that provides position-based compensation levels across broad industry segments. For corporate staff positions, like Chief Financial Officer and General Counsel, we consider survey data based on companies of similar size, without regard to industry. For industry specific positions, like the President of a division, we consider retail industry survey data for positions in organizations of similar size.

Peer Companies used for Named Executive Officers Compensation Comparisons

Abercrombie & Fitch Co.

Aeropostale, Inc.

American Eagle Outfitters, Inc.

AnnTaylor Stores Corporation

Blair Corporation

Chico’s FAS, Inc.

Coldwater Creek Inc.

The Gap, Inc.

J.C.Penney Company, Inc.

Jones Apparel Group, Inc.

Kohl’s Corporation

Limited Brands, Inc.

Liz Claiborne, Inc.

New York & Company, Inc.

Nordstrom, Inc.

Pacific Sunwear of California, Inc.

Payless ShoeSource, Inc.

Phillips-Van Heusen Corporation

Ross Stores, Inc.

Saks Incorporated

Stage Stores, Inc.

Talbots, Inc.

TJX Companies, Inc.

Williams-Sonoma, Inc.

Relative to the competitive market data, the Committee intends that the total direct compensation opportunity of the executive group for the achievement of target performance should fall between the median and the 75th percentile for the average total direct compensation of executives performing similar functions in the competitive market. We have a history of setting challenging performance targets, and the above-median target compensation levels are consistent with this challenging goal-setting. In addition, we believe that above-median compensation helps us to recruit talented executives to join us and reduces the risk that our executives will seek out or accept job offers from other companies.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors. The Committee does not precisely benchmark each executive’s compensation to market levels on an annual basis, but does review market information and, in a given year, may engage in a more detailed review which results in significant adjustments to a given executive’s compensation. Actual total direct compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value. In some instances the amount and structure of compensation results from negotiations with executives, which reflects an increasingly competitive market for quality managerial talent. To help attract and retain such talent, the Committee also seeks to provide a level of benefits in line with those of comparable publicly traded companies.

Pay Mix

Our compensation program consists of the following principal elements:

•	Base Salary – fixed pay that takes into account an individual’s role and responsibilities, experience, expertise, and individual performance

•	Annual Incentive Bonus – paid to reward attainment of annual business goals

•	Long-term Incentives – paid to reward increases in shareholder value over longer terms and align the interests of executives with the interests of shareholders

•	SERP Benefits – paid to attract and retain capable executives

The Committee has selected these elements because it believes that such a compensation package, taken as a whole, will attract and retain executives, motivate them to achieve the business goals set by the Company and reward them and, in turn our shareholders, for achieving such goals. The rationale for the selection of each particular element is discussed below.

Base Salaries

Executive base salaries reflect our operating philosophy, culture and business direction, with each salary determined by an annual assessment of a number of factors, including job responsibilities, impact on development and achievement of business strategy, labor market compensation data, individual performance relative to job requirements, our ability to attract and retain critical executives, and salaries paid for comparable positions within an identified compensation peer group. The Committee intends that salary, together with other principal components of compensation at target opportunity levels, will fall between the median and the 75th percentile levels for the competitive market, and the Committee periodically evaluates market base salaries for comparable roles among retailers and general industry.

Nevertheless, no specific weighting is applied to the factors considered in setting the level of salary, and thus the process relies on the subjective exercise of the Committee’s judgment.

Annual Incentive Program

The annual incentive plan, approved by our shareholders in 2003, is designed to focus on and reward short-term operating performance. This is a broad management incentive program, covering the named executive officers and other participants. The plan provides for differing target incentive levels, each expressed as a percentage of base salary. Consistent with our pay level strategy, these annual incentive levels are set to generate target annual compensation (i.e., the sum of base salary plus a target annual incentive amount) that falls between the median and the 75th percentile for the competitive market. Each participant in the annual incentive plan is assigned to an incentive level based on his/her position. For example, the Chief Executive Officer is in Level 1, with a target of 100% of salary and the other named executive officers are in Level 2, with a target of 50% of salary.

Actual awards under the annual incentive plan vary each year based upon actual performance relative to the goals set by the Committee at the beginning of the fiscal year (performance goals are discussed below in this CD&A under the caption “Pay-for-Performance”). The maximum that can be earned by each named executive officer under the annual incentive plan is 200% of the target award, for the achievement of “maximum” performance. Conversely, a partial bonus of 50% of target can be earned for performance that falls short of target, but is above “threshold” performance. No bonus is earned if performance falls below the “threshold” level.

The annual incentive plan was approved by shareholders and is administered by the Compensation Committee, which approves the awards and the performance goals. Therefore, awards earned under the plan are considered “performance-based” under Section 162(m) of the Internal Revenue Code. This means that the awards are fully deductible by the Company as a compensation expense.

Long-Term Incentive Program

Long-term incentives are used to balance the short-term focus of the annual incentive program by tying rewards to performance achieved over multi-year periods. Under our 2004 Stock Award and Incentive Plan (the “2004 Plan”), which was approved by shareholders at the 2004 Annual Meeting, the Company can use a variety of long-term incentive vehicles, including stock options, restricted stock, restricted stock units, performance shares, performance units and long-term cash incentives. The Company currently relies primarily on a combination of “Time Vested Shares” and “Performance Shares.” We intend that this combination of the two types of awards will provide a balance between retention (through Time Vested Shares) and long-term performance (through Performance Shares). Furthermore, the use of stock-based compensation in the long-term incentive program balances the cash-based short-term incentive pay (i.e., base salary and annual incentives). The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of the Company’s shareholders. Where executives are shareholders themselves, the executives will realize a direct benefit by achieving the objective of increasing shareholder value.

In general, the Time Vested Shares vest according to the schedule below, provided that the employee continues to work for the Company through the vesting dates. On occasion, the Committee will make grants that have a different vesting schedule. For example, the Time Vested Shares granted to the Chief Executive Officer pursuant to her employment agreement vest on the second anniversary of the date of grant. See “Summary Compensation Table – Employment Agreements.” The grants to the named executive officers (other than the Chief Executive Officer) vest according to the table below except with respect to a grant of 4,444 RSUs to Joseph Baron which vests as to 33% of the award on the last day of the 13th calendar month following the month in which the grant date occurred, 33% of the award on the second anniversary of the date of grant and the remaining 34% of the award on the third anniversary of the date of grant.

Vesting Date	Annual Vesting	Cumulative Vesting
1st Anniversary of Grant Date	0%	0%
2nd Anniversary of Grant Date	0%	0%
3rd Anniversary of Grant Date	33% of Shares Granted	33% of Shares Granted
4th Anniversary of Grant Date	33% of Shares Granted	66% of Shares Granted
5th Anniversary of Grant Date	34% of Shares Granted	100% of Shares Granted

The earning of the Performance Shares granted to the named executive officers is based on the achievement of specific performance goals over a three-year performance period (performance goals are discussed below in this CD&A under the caption “Pay-for-Performance”). Like the annual incentive plan structure, each participant has a “target” number of Performance Shares that become 100% vested if target performance over the three-year period is met. Partial vesting of 50% (or more) of the target number of Performance Shares can occur if performance exceeds a specified threshold level but is less than the target level; and a maximum of 200% of the target number of Performance Shares can be earned if the three-year performance meets or exceeds “maximum” levels. Performance Shares earned based on the achievement of the performance goal will vest on the last day of the three-year performance period, if the participant has remained employed by us through that time, subject to accelerated vesting in certain circumstances.

While we believe that both retention and long-term performance are important objectives of the long-term incentive program as evidenced by the vesting schedule of Time Vested Shares and the three-year performance period of Performance Shares, we also believe that the “at risk” component of the long-term incentive program should be higher for the more senior executives. Therefore, the ratio of Time Vested Shares to Performance Shares varies by level of participant, with the more senior executives receiving a higher percentage of their total long-term award value in the form of Performance Shares. In fiscal 2007, the Chief Executive Officer was granted one-half of her equity award in the form of Time Vested Shares and the other half in the form of Performance Shares. The other named executive officers were granted 60% of their award in the form of Time Vested Shares and 40% in the form of Performance Shares.

As with base salaries and annual incentive targets, target long-term incentive award levels are set to generally fall in a range between the market median and the 75th percentile levels for the competitive market. The Committee also assesses aggregate share usage and dilution levels in comparison to the peer group companies and general industry norms. Within these general grant guidelines, individual awards are made to reflect the performance of the executive and his or her potential to contribute to the success of our initiatives to create shareholder value and other individualized considerations. Administration of both Time Vested and Performance Shares is managed by our internal human resources department and our legal department and specific instructions related to timing of grants are given directly by the Committee.

Supplemental Executive Retirement Plan (SERP)

The Supplemental Executive Retirement Plan (SERP) was implemented in 2003 as a recruiting and retention tool. Currently, thirteen executives, including the named executive officers, participate in the plan. The Committee selects the executives for participation in the SERP. The SERP is a non-qualified retirement plan under which the Company makes monthly contributions to a retirement account based on age and service ranging from 8% of salary and annual bonus to a maximum of 35% of salary and annual bonus for long-service executives over age 55. Account balances earn interest at 3% plus the “10-year Treasury Note Yield” per year computed on a quarterly basis, are fully vested at age 60 with at least five years of service, and are paid as an annuity or lump sum at retirement. The value of the SERP accruals and a portion of the interest credited under the SERP is reflected in the “All Other Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the Summary Compensation Table below, respectively, and additional information is presented under the caption “Nonqualified Deferred Compensation for Fiscal 2007.” We intend that the SERP provides a level of retirement benefits that is competitive with retirement programs at companies competing for executive talent. This both helps us in recruiting executives and in the long-term retention of our executives.

Other Benefits and Perquisites

As employees of the Company, the named executive officers are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full time employees.

In fiscal 2005, the Committee cancelled “split-dollar” insurance arrangements under which four of the named executive officers, including the Chief Executive Officer, were provided with life insurance and Charming Shoppes was the beneficiary to the extent of the premiums paid by it. We had previously suspended premium payments under these “split-dollar” insurance arrangements in response to the provisions of the Sarbanes-Oxley Act of 2002. We received the cash surrender value of these policies in the aggregate amount of approximately $820,000. We replaced the “split-dollar” insurance arrangements with a new personal life insurance program for the benefit of these named executive officers under which we are committed to fund the premiums for replacement life insurance policies through bonuses payable in five equal annual amounts to affected executive officers on a grossed-up basis so as to account for taxes payable by them on these bonuses. The amounts of these bonuses paid in fiscal 2007 and related gross-up payments are reflected in the “All Other Compensation” column of the Summary Compensation Table.

The Company provides other perquisites as an additional form of compensation to executive officers. The type and amount of perquisites is subject to the approval of the Committee, and is taken into account as part of the total compensation to executive officers. Details of these perquisites are set forth in footnotes (5), (7), (8), (9), (10), and (11) to the Summary Compensation Table.

Management Stock Ownership Guidelines

Our President and Chief Executive Officer is required to hold shares of our Common Stock equal in value to at least three times her annual salary. The other named executive officers and other members of senior management are required to hold shares of our Common Stock equal in value to at least one times their annual salaries. Their holdings may include deferred stock, restricted stock units and restricted stock. These requirements are to be satisfied within five years of the adoption of this guideline on March 16, 2005 or within six years of appointment to an office subject to this guideline, whichever is the later. At the end of fiscal 2007, all of the five named executive officers met this ownership guideline.

Severance and Change of Control Benefits

Like most of our peers, the Company provides severance and change of control benefits for the Chief Executive Officer under her employment agreement with the Company (see “Potential Payments Upon Termination or Change of Control – Dorrit J. Bern”) and change of control benefits for other senior management, including the named executive officers (see “Potential Payments Upon Termination or Change of Control – Other Named Executive Officers”). The Committee believes that these programs are an important part of the total compensation and benefits package, enhancing our ability to compete for talent, and fostering stability in our management group. In general, these programs provide for a lump sum cash payment in the event of a change of control followed by involuntary termination and the acceleration of unvested equity awards in the event of a change of control. The Committee periodically reviews the provisions of these programs and the potential value for executives, and believes the benefits are reasonable and fair to both the Company and the executives and are within the norm when compared to similar companies.

The various termination events that trigger post-termination payments and benefits include: termination without cause; resignation for good reason; voluntary termination; retirement; termination for cause; death or disability; and termination in connection with change of control. The triggering events are designed to discourage our executives from voluntarily terminating their employment with the Company in order to accept other employment opportunities. The triggering events also provide assurances to our executives that they will be compensated if terminated by the Company without cause or in the case of certain fundamental changes to the Company.

Deferred Compensation

We offer to named executives an opportunity to participate in our Variable Deferred Compensation Plan or VDCP, as a cost-effective benefit that enhances the competitiveness of our compensation program. The VDCP provides participants with a way to delay receipt of income and thus income taxation until a future date. While deferred, the amount of compensation is not reduced by income taxes, and the executive can choose to have this “pre-tax” amount deemed invested in one or more notional investments. See “Nonqualified Deferred Compensation For Fiscal 2007.” Although the executive will eventually owe income taxes on any amounts distributed from the VDCP, the ability to invest on a “pre-tax” basis allows for a higher ultimate after-tax return. By providing a wealth-building opportunity through the VDCP, we are better able to attract and retain executives.

Through the VDCP, we also provide matching contributions to executives that would be made under our 401(k) plan but for limitations under U.S. tax law. We also use the VDCP to encourage executives who would receive compensation that would be non-deductible under Section 162(m) to defer receipt of the compensation until after their termination of employment, at which time the payment of such compensation would be fully deductible by us under current tax law. We provide an inducement for such deferrals by crediting the named executive officer with additional stock units that have a value equal to 20% of the amounts deferred with respect to which we would have lost a tax deduction under Section 162(m). This feature currently is significant only for the Chief Executive Officer, who in fiscal 2007 deferred cash compensation and stock awards with an aggregate value of $4.7 million. As a result of the tax savings to us from these deferrals, we credited to the Chief Executive Officer 61,254 stock units under the VDCP, with a fair market value at the time of crediting of $811,620. We also credited the Chief Executive Officer with 12,453 stock units with a fair market value of $165,000 which will be applied to the stock units to which she will be entitled as a result of the tax savings from her deferrals for our fiscal year ending February 2, 2008 (“fiscal 2008”).

Our costs in offering the VDCP consist of time-value of money costs, the cost of the matching contributions that supplement the 401(k) plan, the issuance of additional stock units to induce deferrals that save us taxes, and administrative costs. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive. If notional investments within the VDCP increase in value, the amount of our payment obligation will increase, but we offset our VDCP obligations by investing in financial instruments that provide investment returns similar to the notional investments in the VDCP, other than stock units. This hedging limits our costs with respect to the VDCP. Our matching contributions to named executive officers and our grant of matching stock units to the CEO are reflected in the Summary Compensation Table.

Pay-for-Performance

We use several vehicles to create a strong link between pay and performance:

•

The annual incentive program rewards participants for the achievement of short-term, operational goals. As mentioned above, the annual incentive plan serves to reward not only overall Company performance, but also individual, departmental and business unit performance. As a result, the measures used vary considerably by participant. However, we believe it is important for all participants to have a significant portion of their annual incentive compensation tied to overall Company performance. We believe that corporate operating earnings (referred to as “income before taxes” in our financial statements) are a primary indicator of financial performance. Therefore, for fiscal 2007, the annual incentive award for our Chief Executive Officer was determined solely upon the achievement of pre-set corporate operating earnings targets. For our other named executive officers, 70% (80% with respect to the General Counsel) of the annual incentive opportunity was tied to the achievement of pre-set corporate operating earnings goals. The remaining 30% (20% with respect to the General Counsel) was tied to the Committee’s assessment of performance relative to certain metrics, as recommended by our Chief Executive Officer. These corporate objectives applicable to the named executive officers (other than the Chief Executive Officer) are based on the achievement of levels of sales and sales volumes, sourcing volume, return on investment in inventory and, other than with respect to the General Counsel, credit operations productivity. Achievement of the pre-set corporate operating earnings goals determines the amount of the total incentive amount which is available for payment to these named executive officers. It is from this amount that the 70% (or 80%) portion and the 30% (or 20%) portion, respectively, of the annual incentive opportunity are paid.

•

The target corporate operating earnings goal was established early in fiscal 2007 based on our financial plan target, and was approved by the Committee and by the independent members of the Board of Directors with respect to the Chief Executive Officer. The vesting and amount of Performance Shares is tied to Free Cash Flow (FCF) performance over a three-year performance period. The Company believes that FCF is an appropriate longer-term performance measure because it is a clear indicator of the Company’s overall financial performance. The three-year performance period represents a sufficiently long time horizon to measure the results of strategic investments while still being short enough for the Company to set reasonably informed goals. The Company believes that the FCF goals are ambitious and not easily attainable.

•

While the vesting of the Time Vested Shares is not directly tied to performance, the ultimate value of the award at vesting is contingent upon the long-term performance of the stock price over the vesting period. Time Vested Shares also serve as an important retention vehicle.

Performance measures for both the annual incentive plan and the Performance Shares have “threshold” requirements, below which no awards are earned or paid. The maximum amount that can be earned with respect to either is 200% of the target award opportunity. The Committee reviews and approves these performance levels. In setting the threshold, target and maximum performance levels, the Committee considers a number of factors, including the Company’s historical performance, the current budget and long-term forecasts, peer company performance, and general economic trends and conditions. As noted earlier, the Committee intends target performance levels to represent challenging, but achievable performance, consistent with the above median-but-below-75th percentile target pay levels for the competitive market. Threshold performance levels are meant to represent moderately acceptable performance. Incentive payout levels for threshold performance are designed to provide a level of total direct compensation that is below median competitive levels. Maximum performance levels are intended to represent superior performance. Likewise, the incentive payouts for the achievement of maximum performance are designed to push overall compensation up to the top quartile competitive levels. We set the threshold and maximum performance levels and payout levels early in a given performance period taking into account the current business conditions we face and our budgets for the year, with a view that the payouts associated with threshold and maximum performance levels should serve as an incentive that will not become irrelevant due to business setbacks or unusually strong performance part way through the year. In addition, we intend that the threshold and maximum payout levels will represent a fair allocation of the positive business results achieved in a given year between our shareholders and our employees.

Annual Incentive and Performance Share awards are intended to qualify as “performance based” under Section 162(m) of the Internal Revenue Code. As such, the Committee may not exercise discretion to make upward adjustments to the awards earned by the named executive officers. The Committee may, in its discretion, make downward adjustments to the awards earned (i.e., it may authorize an actual payout that is less than the award earned based on the achievement of the performance goals).

Fiscal 2007 Compensation Actions

We review salary levels for all employees annually. For fiscal 2007, merit increases in base salaries for our full time employees averaged 3%. Merit increases in base salaries for the named executive officers averaged 2%.

For fiscal 2007, the Company paid total annual incentives of $11.2 million to a total of 282 employees under the annual incentive plan. As noted above, performance measures vary by participant,

depending upon their roles and responsibilities. However, all participants, including the named executive officers, have a portion of their annual incentive payment tied to corporate operating earnings goals. In addition, the achievement of corporate operating earnings goals determines the amount of the total incentive which is available for payment to each named executive officer and other executives.

The chart below compares actual corporate operating earnings (referenced to as “income before taxes” in our financial statements) to the performance goals that were set at the beginning of the year and which determine the amount of the total incentive which is available for payment to our named executive officers.

	Fiscal 2007 Annual Incentive Plan Performance Goals Corporate Operating Earnings*
Actual Fiscal 2007 Corporate Operating Earnings*	Threshold	Target	Maximum
$166,100,000	$117,000,000	$169,000,000	$199,000,000

*	Referred to as “income before taxes” in our financial statements.

In fiscal 2007, we granted a total of 624,146 Time Vested Shares to a total of 120 employees, including 270,084 shares to the named executive officers. In addition, we granted a total of 272,642 Performance Shares (at target) to a total of 17 employees, including 161,128 shares to the named executive officers.

Timing of Equity Awards and the Release of Material Information

In December 2006, the Committee adopted a new policy governing grants of equity awards, including stock options, restricted stock, restricted stock units or deferred stock, performance shares, and all other forms of equity based awards under all of our compensation plans (the “Equity Awards Policy”), which formalized certain unofficial policies and procedures historically followed by us with respect to awards. Under the Equity Awards Policy, the Committee delegated authority to an internal stock award committee consisting of three officers (the “Internal Committee”) to determine, together with the Committee, equity awards to employees and non-employees, subject to limitations set forth in the equity compensation plans and in the Equity Awards Policy. The Internal Committee has authority to make grants only to non-executive officer employees and service providers.

The newly adopted Equity Awards Policy sets forth rules regarding the timing of equity award grants. Whether an equity award is granted by the Committee or the Internal Committee, the grant date of a particular equity award generally will be the date when the actions authorizing the grant are completed or at a later specified date. However, grants of stock options, other than those made pursuant to regular annual grants, may not be made until after the release of any pending material non-public information, regardless of whether such information is anticipated to be positive or negative. Grants of all other types of equity awards generally should be made at times when no material non-public information is pending, unless such grants are made at a fixed date approved in advance, and it is determined such grants would not provide an unintended benefit to the employee or an unintended cost to us. In the case of regular annual grants of equity awards pursuant to employment agreements, the Equity Awards Policy directs such grants to be made at the times specified in the employment agreements. If an employment agreement specifies a time period during which equity awards must be made, the grant date shall be determined at a meeting of the Committee scheduled at least ninety days in advance, except in exceptional circumstances. Regular annual grants of equity awards, for which grant dates are not specified in the recipient’s employment agreement, will be made during a period of fourteen days commencing with the third trading day after the announcement of our financial results for the previous fiscal year.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Committee takes into account the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of Long-Term Incentive grants to executives and employees, the Committee examines the accounting cost associated with the grants. Under FAS 123(R), grants of stock options, restricted stock, restricted stock units and other share-based payments result in accounting expense to us. The accounting charge is equal to the fair market value of the instruments being used. For restricted stock or RSUs, the expense is equal to the fair market value per share on the date of grant times the number of shares or units granted. For stock options, the expense is equal to the fair value of the option on the date of grant using a Black-Scholes option pricing model times the number of options granted. This expense is amortized over the award’s vesting period in most cases.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to each of the chief executive officer and the next four highest compensated officers. Exceptions are made for qualified performance-based compensation. The Committee seeks to maximize the effectiveness of our executive compensation plans in this regard. However, the Committee believes that compensation and benefits decisions should be driven primarily by the needs of the business, rather than by tax policy. Therefore, the Committee may make pay decisions (such as the determination of the Chief Executive Officer’s base salary) that potentially could result in compensation expense that is not fully deductible under Section 162(m). For fiscal 2007, we anticipate that the compensation realized during the fiscal year by the named executive officers will be tax deductible without limitation under Section 162(m). A portion of the compensation to the Chief Executive Officer likely would have been non-deductible, except that she elected to defer the payment of the compensation for tax purposes until she is no longer an employee. As discussed above, under the VDCP we grant stock units to her as an inducement to her making an elective deferral to preserve our tax deduction under Section 162(m).

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for fiscal 2007. We have not entered into any employment agreements with any of the named executive officers except for our Chief Executive Officer.

Summary Compensation Table

Fiscal 2007

Name and Principal Position	Fiscal Year (1)	Salary ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Dorrit J. Bern, Chairman of the Board, President, and Chief Executive Officer (PEO)	2007	1,250,000(6)	4,062,002(6)	1,197,501(6)	39,735	1,773,010(7)	8,322,248

Eric M. Specter, Executive Vice President and Chief Financial Officer (PFO)	2007	436,796	415,350	209,225	4,749	171,993(8)	1,238,113

Joseph M. Baron,	2007	516,672	424,409	247,486	13,227	324,257(9)	1,526,051
Executive Vice President and Chief Operating Officer

Anthony A. DeSabato,	2007	375,000	205,258	179,626	14,750	385,924(10)	1,160,558
Executive Vice President - Corporate and Labor Relations and Business Ethics

Colin D. Stern,	2007	389,936	299,257	186,779	14,439	406,150(11)	1,296,561
Executive Vice President, General Counsel and Secretary

(1)	We have a 52-53 week fiscal year ending the Saturday nearest January 31. Fiscal 2007 was a 53 week fiscal year.

(2)	The amounts reported in the “Stock Awards” column represent the amount of compensation cost recognized by us in fiscal 2007 for financial statement reporting purposes, as computed in accordance with FAS 123(R). For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R), see Note 1, “Summary of Significant Accounting Policies: Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

(notes continued on following page)

(3)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column refer to the cash compensation provided to the named executive officers pursuant to our annual incentive plan approved by shareholders in 2003. This short-term incentive plan is described more fully elsewhere in this proxy statement under “Compensation Discussion and Analysis: Compensation and Benefits Structure – Pay Mix – Annual Incentive Program.”

(4)	The amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the above-market portion of the interest earned on our Supplemental Executive Retirement Plan (“SERP”) in which the named executive officers participate. Interest under the SERP is earned at a rate of 3% plus the “10-year Treasury Note Yield” per year computed on a quarterly basis. For fiscal 2007, the average interest rate under the SERP was 7.69%.

(5)	The amounts shown in this column exclude medical, disability and certain other benefits received by the named executive officers that are generally available to all of our employees. In addition to the items noted in the footnotes below, the amount includes the value attributable to life insurance benefits provided pursuant to our group term life insurance under our employee benefits program.

(6)	Of the amount shown as salary, Ms. Bern deferred $990,194 under our Variable Deferred Compensation Plan for Executives (the “VDCP”), and of the annual incentive payout amount shown as Non-Equity Incentive Plan Compensation, Ms. Bern deferred $825,000. The amount in the Stock Awards column includes $976,620, the value of 73,707 matching stock units credited to Ms. Bern’s account under the VDCP on February 3, 2007 at $13.25 per share, the closing stock price on February 2, 2007, as a result of her deferral of 231,543 shares of restricted stock and restricted stock units (“RSUs”) during fiscal 2007 and her deferrals of salary under our 401(k) Plan and VDCP. See footnote (5) to the Grants of Plan-Based Awards table below. 12,453 of these matching stock units having a value of $165,000 will be applied to the stock units to which Ms. Bern will be entitled as a result of her deferrals for fiscal 2008.

(7)	In addition to the items noted above in footnote (5), Ms. Bern’s amount includes $92,814 contributed by us to match compensation deferred by Ms. Bern in fiscal 2007 under our 401(k) Plan and VDCP and our contribution of $1,040,456 to the SERP attributable to Ms. Bern (includes interest at 5.57% per year but excludes the above-market portion of interest earned. See footnote (4) above). In addition, such amount includes the following perquisites and other personal benefits: $30,924 for the cost of financial planning; $35,654 as a gross-up for taxes payable with respect to perquisites; $72,000 attributable to her for the rent-free use of an apartment in Philadelphia, Pennsylvania; and $38,602 attributable to our incremental cost of use of the corporate aircraft for commuting purposes. Ms. Bern’s amount also includes the costs of medical services for which she was reimbursed and allowances for commuting expenses.

In fiscal 2005, we cancelled “split-dollar” insurance arrangements under which four named executive officers, including the Chief Executive Officer, were provided with life insurance and we were the beneficiary to the extent of the premiums paid by us. We had previously suspended premium payments under these “split-dollar” insurance arrangements in response to the provisions of the Sarbanes-Oxley Act of 2002. We replaced the “split-dollar” insurance arrangements with a new personal life insurance program for the benefit of these named

(notes continued on following page)

executive officers under which we committed to fund the premiums for replacement life insurance policies through bonuses payable in five equal annual amounts to affected executive officers on a grossed-up basis so as to account for any taxes payable by them on these bonuses. Charming Shoppes received the cash surrender value of these policies in the aggregate amount of approximately $820,000. The amount of this bonus paid in fiscal 2007 to Ms. Bern was $219,000, together with a gross-up payment of $146,000 relating to this replacement life insurance arrangement, which amounts are reflected in this column.

(8)	In addition to the items noted above in footnote (5), the amount for fiscal 2007 with respect to Mr. Specter includes the following: $24,557 contributed by us to match compensation deferred by Mr. Specter in fiscal 2007 under our 401(k) Plan and VDCP; our contribution of $80,103 to the SERP attributable to Mr. Specter (includes interest at 5.57% per year but excludes the above-market portion of interest earned. See footnote (4) above); a bonus paid in fiscal 2007 to Mr. Specter of $29,000 to fund the premiums for the replacement life insurance policy resulting from our cancellation of “split-dollar” insurance arrangements described in footnote (7) above; and a gross-up payment of $19,333 that offsets taxes payable by Mr. Specter with respect to the replacement life insurance arrangement. Also included are perquisites and personal benefits consisting of an automobile allowance and the reimbursement of the cost of medical services.

(9)	In addition to the items noted above in footnote (5), the amount for fiscal 2007 with respect to Mr. Baron includes the following: $28,415 contributed by us to match compensation deferred by Mr. Baron in fiscal 2007 under our 401(k) Plan and VDCP; our contribution of $256,542 to the SERP attributable to Mr. Baron (includes interest at 5.57% per year but excludes the above-market portion of interest earned. See footnote (4) above), premiums of $5,295 paid by us for additional life insurance for the benefit of Mr. Baron and $12,606 attributable to our incremental cost of the use of the of the corporate aircraft for commuting purposes. Also included are perquisites and personal benefits consisting of an automobile allowance and the reimbursement of the cost of medical and financial planning services.

(10)	In addition to the items noted above in footnote (5), the amount for fiscal 2007 with respect to Mr. DeSabato includes the following: $22,629 contributed by us to match compensation deferred by Mr. DeSabato in fiscal 2007 under our 401(k) Plan and VDCP; our contribution of $276,895 to the SERP attributable to Mr. DeSabato (includes interest at 5.57% per year but excludes the above-market portion of interest earned. See footnote (4) above); a bonus paid in fiscal 2007 to Mr. DeSabato of $39,000 to fund the premiums for the replacement life insurance policy resulting from our cancellation of “split-dollar” insurance arrangements described in footnote (7) above; and a gross-up payment of $26,000 that offsets taxes payable by Mr. DeSabato with respect to the replacement life insurance arrangement. Also included are perquisites and personal benefits, consisting of an automobile allowance and the reimbursement of the cost of medical and financial planning services.

(11)

In addition to the items noted above in footnote (5), the amount for fiscal 2007 with respect to Mr. Stern includes the following: $23,069 contributed by us to match compensation deferred by Mr. Stern in fiscal 2007 under our 401(k) Plan and VDCP; our contribution of $281,414 to the SERP attributable to Mr. Stern (includes interest at 5.57% per year but excludes the above- market portion of interest earned. See footnote (4) above); a bonus paid in fiscal 2007 to Mr. Stern of $46,000 to fund the premiums for the replacement life insurance policy resulting

(notes continued on following page)

from our cancellation of “split-dollar” insurance arrangements described in footnote (7) above; a gross-up payment of $30,667 that offsets taxes payable by Mr. Stern with respect to the replacement life insurance arrangement and premiums of $6,000 paid by us for additional life insurance for the benefit of Mr. Stern. Also included are perquisites and personal benefits consisting of an automobile allowance and the reimbursement of the cost of financial planning services.

Employment Agreements

Of our named executive officers, we have entered into an employment agreement only with Dorrit J. Bern, our President and Chief Executive Officer. Ms. Bern’s employment agreement was effective as of January 1, 2005.

Under the agreement, Ms. Bern agreed to an employment term of three years, continuing from year to year thereafter unless either Ms. Bern or Charming Shoppes gives the other notice of such party’s intention not to renew the agreement. The agreement provides for an annual base salary of $1,250,000 per year, and allows Ms. Bern to receive an annual incentive opportunity with a target opportunity of at least 100% of her base salary, payable for achievement of performance goals at a targeted level. The agreement calls for a threshold annual incentive opportunity for achievement of a specified level of performance below the target level, and a maximum annual incentive opportunity of not less than 200% of her targeted incentive opportunity payable for achievement of a specified level of performance above the target level.

Under her agreement, Ms. Bern was granted 215,000 restricted shares of our Common Stock in January 2005, which vest in equal installments over three years from the date of grant if Ms. Bern remains employed by us through each vesting date.

The agreement requires that in each of February 2005, February 2006 and February 2007, we grant Ms. Bern restricted shares of our Common Stock having an aggregate fair market value of $2,500,000 on the date of grant, provided however, that no more than 416,666 shares will be granted in any single year. One-half of these shares will be in the form of “Time Vested Shares”, which will vest on the second anniversary of the date of grant if Ms. Bern continues to be employed by Charming Shoppes. The other half of these shares will be Performance Shares, the vesting of which will be based on achievement of our performance targets over a three-year performance period beginning on the first day of the fiscal year in which each Performance Share grant is made. The terms of the Performance Shares must provide for 100% vesting based on achievement of the performance goals at target, partial vesting if performance exceeds a specified threshold level less than the target level and vesting above 100% for performance above target up to a maximum of 200%. Each grant of Performance Shares which vests based on the achievement of the performance goals will vest on the last day of the performance period, subject to Ms. Bern’s continued employment with Charming Shoppes. Vesting of the Time Vested Shares and Performance Shares will be accelerated upon a “triggering event”, except that with respect to the Performance Shares, if Ms. Bern terminates employment for good reason due to our failure to renew her agreement at the end of the term, only the vesting of grants made in February 2005 and February 2006 will be accelerated at the target level but the grant made in February 2007 will be forfeited.

The agreement provides for Ms. Bern’s participation in our retirement and other employee benefit programs. The agreement also provides for payment of weekly commuting expenses and provision of an apartment near our headquarters together with an amount to cover income and related taxes on these benefits. The agreement also provides for certain perquisites which are suitable to the position of President and Chief Executive Officer in an amount up to $75,000 per year.

Under the agreement, Ms. Bern has agreed not to compete with us and not to solicit our employees or suppliers during her employment and for a period of 24 months following termination of employment for any reason. As defined in the agreement, “competitor” means a chain of retail stores with 50 or more store locations, provided that the average square footage of the chain’s stores is less than 15,000 square feet. However, during any period in which Ms. Bern is receiving severance payments as a result of a termination without cause or for good reason (not in connection with a change of control), “competitor” means, in addition to a competitor as described above, a chain of retail stores with 100 or more store locations (without regard to square footage) whose gross revenues in plus size women’s apparel (sizes 14-34) exceeds 5% of its total gross revenues.

Potential payments to Ms. Bern in the event of a termination or change of control of Charming Shoppes are described elsewhere in this proxy statement under “Potential Payments Upon Termination or Change of Control.”

Although we do not have employment agreements with our named executive officers other than Ms. Bern, we have entered into Executive Change of Control Agreements with Messrs. Specter, Baron, DeSabato and Stern. These agreements provide for certain payments to be made to the executive if he is terminated in connection with a change of control of Charming Shoppes, as described more fully under “Potential Payments Upon Termination or Change of Control.” These Executive Change of Control Agreements also obligate each executive not to disclose or use our confidential or proprietary information during and after his or her employment with Charming Shoppes and not to attempt to induce any of our employees to terminate employment or interfere in a similar manner with our business during and for 24 months after termination of the executive’s employment.

Grants of Plan-Based Awards During Fiscal 2007

The following table shows all plan-based awards granted to the named executive officers during fiscal 2007. The non-equity incentive plan awards are also reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation,” and the stock awards identified in the table below are also repeated in the Outstanding Equity Awards at Fiscal 2007 Year-End Table which follows this table.

Grants of Plan-Based Awards

Fiscal 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)		Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dorrit J. Bern	2/2/2006	312,500	1,250,000	2,500,000
	2/3/2007							73,707	(5)	976,620
	2/2/2006				49,761	99,522	199,044	99,522		2,499,993
Joseph M. Baron	2/2/2006	64,584	258,336	516,672
	3/15/2006				10,243	20,486	40,972	30,730		691,928
	6/21/2006							4,444		49,995
Anthony A. DeSabato	2/2/2006	46,875	187,500	375,000
	3/15/2006				3,685	7,369	14,738	11,054		248,895
Eric M. Specter	2/2/2006	54,600	218,398	436,796
	3/15/2006				10,243	20,486	40,972	30,730		691,928
Colin D. Stern	2/2/2006	48,742	194,968	389,936
	3/15/2006				6,633	13,265	26,530	19,897		448,019

(1)	The amounts in the columns under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential threshold, target and maximum bonuses available to the named executive officers under the 2003 Incentive Compensation Plan. The actual payouts under this Plan are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The amounts shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” represent Performance Shares awarded under the 2004 Stock Award and Incentive Plan.

(3)	The amounts shown in the “All Other Stock Awards” column represent the shares awarded under the 2004 Stock Award and Incentive Plan which are Time Vested Shares, except for the 73,707 share award (see footnote (5) below). The vesting schedule is described in the footnotes to the Outstanding Equity Awards at Fiscal 2007 Year End table below.

(notes continued on following page)

(4)	The amounts shown in the “Grant Date Fair Value of Stock and Option Awards” column represent the fair value of the awards on the date of grant, as computed in accordance with FAS 123(R). For this purpose, we have assumed Performance Shares would be earned at target level. If Performance Shares are earned at maximum levels, the additional fair value for each executive would be as follows: Ms. Bern, $1,250,000; Mr. Baron, $276,766; Mr. DeSabato, $99,555; Mr. Specter, $276,766; and Mr. Stern, $179,210. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R), see Note 1, “Summary of Significant Accounting Polices: Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

(5)	Ms. Bern received 61,254 matching stock units as a result of her deferral of restricted stock and RSUs, and base salary under the VDCP. See footnote (6) to the Summary Compensation Table. Under this feature of the VDCP, an employee is entitled to have credited to his or her Retirement Distribution Account one stock unit for every five shares of restricted stock or RSUs the employee elects to defer and units equivalent to 20% of the cash amount of salary and annual incentive compensation that such employee elects to defer, but only to the extent that, in the absence of deferral, the vesting of the restricted stock or RSUs or the payment of such salary or annual incentive would have otherwise caused us to be unable to claim tax deductions under Section 162(m) of the Internal Revenue Code. Ms. Bern was also credited with 12,453 stock units which will be applied to the stock units to which she will be entitled as a result of her deferrals for fiscal 2008.

Charming Shoppes grants awards to its executive officers under two plans: the 2003 Incentive Compensation Plan (the “2003 Plan”) and the 2004 Stock Award and Incentive Plan (the “2004 Plan”). These plans were approved by our shareholders at our 2003 and 2004 annual meetings of shareholders, respectively.

The 2003 Plan is designed to focus on and reward short-term operating performance. See “Compensation Discussion and Analysis” for a discussion of the business metrics upon which performance goals for 2007 were based.

Under the 2003 Plan, the Compensation Committee generally can specify the circumstances in which awards will be paid or forfeited in the event of a change of control, termination of employment by Charming Shoppes or other events. However, the 2003 Plan provides that, in the event of death, disability or retirement, the participant will receive a prorated incentive award, proportionate to the part of the performance period worked by the participant, based on actual performance, unless otherwise determined by the Compensation Committee.

Restricted stock and RSUs granted under the 2004 Plan are subject to a risk of forfeiture upon termination of employment in certain circumstances until they become vested. These awards generally would become vested on an accelerated basis upon a change of control of Charming Shoppes. Restricted stock and RSUs are credited with dividend equivalents equal to dividends, if any, paid on our Common Stock. In some cases these dividends would be deemed reinvested in additional shares of restricted stock or RSUs, but in all cases dividend equivalents, whether in the form of deferred cash or additional stock awards, remain subject to the same risk of forfeiture as the underlying restricted stock or RSUs. Vesting and dividend equivalent terms of Performance Shares are similar, with the additional requirement that performance goals be met as a condition of earning the Performance Shares. Absent unusual circumstances, vested RSUs and Performance Shares are expected to be settled solely by delivery of shares of our Common Stock. We have not paid any dividends since 1995.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal year 2007, which ended on February 3, 2007. The amounts reported under the “Stock Awards” columns are included in the Summary Compensation Table under “Stock Awards” to the extent included in the amount of compensation cost recognized by the Company in fiscal 2007 for financial statement reporting purposes, as computed in accordance with FAS 123(R). In addition, the stock awards reported in the Grants of Plan-Based Awards in Fiscal 2007 table above are also reported in this table.

Outstanding Equity Awards at Fiscal 2007 Year-End

Name (a)	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested (#) (1)(e)	Market Value of Shares or Units of Stock That Have Not Vested ($)(f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(h)
Dorrit J. Bern				319,278	4,230,434	250,488	3,318,966
Eric M. Specter				123,660	1,638,495	46,486	615,940
	50,000	4.31	2/18/2008
	83,000	3.63	2/10/2009
	66,000	6.81	1/31/2010
	66,000	6.50	2/23/2011
Joseph M. Baron				135,274	1,792,381	50,486	668,940
Anthony A. DeSabato				73,604	975,253	22,969	304,339
Colin D. Stern				97,612	1,293,359	32,465	430,161

(1)	The numbers shown in column (e) represent the number of Time Vested Shares granted to Ms. Bern under her employment agreement and to the other named executive officers under the terms of the Company’s 2004 Stock Award and Incentive Plan. The numbers shown in column (g) represent the number of Performance Shares granted to Ms. Bern under her employment agreement and to the other named executive officers. The target number of shares is presented, representing the next level of earning of the Performance Shares that would result.

(notes continued on following page)

The following table presents information regarding the outstanding stock awards that were not vested as of the last day of our 2007 fiscal year:

Name	Shares Underlying Stock Award	Grant Date	Shares Appear in Column	Performance Conditions	Vesting Note (a)
Dorrit J. Bern	130,000	5/13/2004	(e)	None	Years 3, 4 and 5 (Note (c))
	71,666	1/3/2005	(e)	None	Years 1, 2, and 3 (Note (e))
	150,966	2/7/2005	(g)	Note (b)	100% on February 2, 2008
	18,090	9/22/2005	(e)	None	Years 1, 2 and 3 (Note (d))
	99,522	2/2/2006	(e)	None	100% on January 31, 2008
	99,522	2/2/2006	(g)	Note (b)	100% on January 31, 2009
Eric M. Specter	3,600	2/11/2002	(e)	None	Years 3, 4 and 5 (Note (c))
	6,300	3/20/2003	(e)	None	Years 3, 4 and 5 (Note (c))
	38,000	3/19/2004	(e)	None	Years 3, 4 and 5 (Note (c))
	39,000	2/7/2005	(e)	None	Years 3, 4 and 5 (Note (c))
	26,000	2/7/2005	(g)	Note (b)	100% on February 2, 2008
	6,030	9/21/2005	(e)	None	Years 1, 2 and 3 (Note (d))
	30,730	3/15/2006	(e)	None	Years 3, 4 and 5 (Note (c))
	20,486	3/15/2006	(g)	Note (b)	100% on January 31, 2009
Joseph M. Baron	3,600	3/4/2002	(e)	None	Years 3, 4 and 5 (Note (c))
	10,500	3/20/2003	(e)	None	Years 3, 4 and 5 (Note (c))
	41,000	3/19/2004	(e)	None	Years 3, 4 and 5 (Note (c))
	45,000	2/7/2005	(e)	None	Years 3, 4 and 5 (Note (c))
	30,000	2/7/2005	(g)	Note (b)	100% on February 2, 2008
	30,730	3/15/2006	(e)	None	Years 3, 4 and 5 (Note (c))
	20,486	3/15/2006	(g)	Note (b)	100% on January 31, 2009
	4,444	6/21/2006	(e)	None	Years 1, 2 and 3 (Note (d))
Tony DeSabato	3,600	2/11/2002	(e)	None	Years 3, 4 and 5 (Note (c))
	4,550	3/20/2003	(e)	None	Years 3, 4 and 5 (Note (c))
	31,000	3/19/2004	(e)	None	Years 3, 4 and 5 (Note (c))
	23,400	2/7/2005	(e)	None	Years 3, 4 and 5 (Note (c))
	15,600	2/7/2005	(g)	Note (b)	100% on February 2, 2008
	11,054	3/15/2006	(e)	None	Years 3, 4 and 5 (Note (c))
	7,369	3/15/2006	(g)	Note (b)	100% on January 31, 2009

(notes continued on following page)

Name	Shares Underlying Stock Award	Grant Date	Shares Appear in Column	Performance Conditions	Vesting Note (a)
Colin D. Stern	3,600	2/11/2002	(e)	None	Years 3, 4 and 5 (Note (c))
	6,300	3/20/2003	(e)	None	Years 3, 4 and 5 (Note (c))
	36,000	3/19/2004	(e)	None	Years 3, 4 and 5 (Note (c))
	28,800	2/7/2005	(e)	None	Years 3, 4 and 5 (Note (c))
	19,200	2/7/2005	(g)	Note (b)	100% on February 2, 2008
	3,015	9/21/2005	(e)	None	Years 1, 2 and 3 (Note (d))
	19,897	3/15/2006	(e)	None	Years 3, 4 and 5 (Note (c))
	13,265	3/15/2006	(g)	Note (b)	100% on January 31, 2009

(a)	Vesting is subject to acceleration in some cases in connection with termination of employment or a change of control. See “Potential Payments Upon Termination or Change of Control” below.

(b)	The vesting of the Performance Shares is based on the achievement of a free cash flow performance goal over a three-year performance period which began at the beginning of the fiscal year in which the award was granted. The performance targets provide for 100% vesting based on achievement of the performance goal at target, partial vesting if performance exceeds a specified threshold level less than the target level and vesting above 100% for performance above target up to a maximum of 200%. Each grant of Performance Shares which vests based on the achievement of the performance goal will vest on the last day of the performance period, subject to continued employment with Charming Shoppes.

(c)	These are Time Vested Shares that vest as to 33% of the award on each of the third and fourth anniversaries of the date of grant and as to the remaining 34% of the award on the fifth anniversary of the date of grant subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary dates.

(d)

These are Time Vested Shares that vest as to 33% of the award on the last day of the 13th calendar month following the month in which the grant date occurred, 33% of the award on the second anniversary of the date of grant and the remaining 34% of the award on the third anniversary of the date of grant subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary dates.

(e)	These are Time Vested Shares that vest as to one-third of the award on each the first, second, and third anniversaries of the date of grant subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary dates.

Option Exercises and Stock Vested During Fiscal 2007

The following table shows all stock options which were exercised and value realized upon exercise, and all stock awards which vested and value realized upon vesting with respect to the named executive officers during fiscal 2007.

Option Exercises and Stock Vested During Fiscal 2007

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Dorrit J. Bern	250,000	1,541,160	425,250	(3)	5,747,148
Eric M. Specter	115,000	935,190	10,170		141,759
Joseph M. Baron	—	—	7,200		98,370
Anthony A. DeSabato	13,200	112,250	6,450		87,506
Colin D. Stern	8,800	67,634	8,085		111,471

(1)	The value realized equals the difference between the option exercise price and the fair market value of Charming Shoppes’ Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised. For this purpose, value is realized whether or not the named executive officer sold the shares acquired upon exercise.

(2)	The value realized equals the market value of Charming Shoppes’ Common Stock on the vesting date, multiplied by the number of shares that vested. For this purpose, value is realized whether or not the named executive officer sold the shares that became vested.

(3)	Of this amount, the receipt of 231,543 restricted stock and restricted stock units, with an aggregate value of $3,062,130 was deferred by Ms. Bern. In connection with those deferrals and deferrals of salary, Ms. Bern was credited with 61,254 matching stock units under our VDCP, which are included in this number of shares reported as vested. Ms. Bern was also credited with 12,453 stock units which will be applied to the stock units to which she will be entitled as a result of her deferrals for fiscal 2008 and which are also included in this number of shares reported as vested. The shares deferred, including the matching units, will remain deferred until Ms. Bern’s retirement; in most cases, settlement will occur six months after retirement as required under Internal Revenue Code Section 409A. See footnote (6) to the Summary Compensation Table and footnote (5) to the Grants of Plan-Based Awards table.

Nonqualified Deferred Compensation for Fiscal 2007

The following table shows certain information with respect to the named executive officers’ nonqualified deferred compensation during fiscal 2007, pursuant to our Variable Deferred Compensation Plan (“VDCP”) and our Supplemental Executive Retirement Plan (“SERP”).

Nonqualified Deferred Compensation for Fiscal 2007

Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($) (2)		Aggregate Earnings in Last FY ($) (3)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)
Dorrit J. Bern	4,911,434	2,004,501	(4)	1,359,195	(5)	504,332	(6)	19,705,955	(7)
Eric M. Specter	47,544	86,180	(8)	91,082	(9)	—		975,046	(10)
Joseph M. Baron	112,645	245,307	(11)	65,688	(12)	—		1,171,823	(13)
Anthony A. DeSabato	71,971	256,061	(14)	93,719	(15)	54,607	(6)	1,238,455	(16)
Colin D. Stern	65,396	261,805	(17)	115,838	(18)	—		1,404,618	(19)

(1)	Represents the named executive officers’ contributions to our VDCP. These amounts are included in the Summary Compensation Table under “Salary” or “Non-Equity Incentive Plan Compensation” or both and in the case of Ms. Bern includes $3,062,130 in value of restricted stock and RSUs deferred during fiscal 2007, some of which value is reflected in the Summary Compensation Table under “Stock Awards” and all of which has been reflected as compensation to her in Summary Compensation Tables in our previous proxy statements.

(2)	The amounts in this column are also included in the Summary Compensation Table under “All Other Compensation”, except in the case of Ms. Bern, $976,620 was included under “Stock Awards,” reflecting the value of 73,707 matching stock units credited to her. See footnote (5) to the Grant of Plan-Based Awards Table.

(3)	The amounts in this column include the above-market or preferential portion of these amounts which are also reported in the Summary Compensation Table under the column with the caption “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the returns credited to accounts under the VDCP based on the actual investment performance of mutual funds selected by participants (including returns on deferred stock units).

(4)	Represents $86,214 of compensation, 73,707 matching stock units and $941,667 attributable to the Supplemental Executive Retirement Plan (“SERP”). See footnote (5) to the Grant of Plan-Based Awards Table.

(5)	Represents $1,220,671 attributable to the VDCP and $138,524 attributable to the SERP. Earnings also include appreciation in value of deferrals in the form of stock units during fiscal 2007.

(6)	These amounts represent in service distributions from our VDCP.

(7)	Represents $17,572,818 attributable to the VDCP and $2,133,137 attributable to the SERP.

(notes continued on following page)

(8)	Represents $17,957 of compensation deferred pursuant to the VDCP and $68,223 attributable to the SERP.

(9)	Represents $74,453 attributable to the VDCP and $16,629 attributable to the SERP.

(10)	Represents $727,686 attributable to the VDCP and $247,360 attributable to the SERP.

(11)	Represents $21,815 of compensation deferred pursuant to the VDCP and $223,492 attributable to the SERP.

(12)	Represents $19,412 attributable to the VDCP and $46,276 attributable to the SERP.

(13)	Represents $471,677 attributable to the VDCP and $700,146 attributable to the SERP.

(14)	Represents $16,029 of compensation deferred pursuant to the VDCP and $240,032 attributable to the SERP.

(15)	Represents $42,105 attributable to the VDCP and $51,614 attributable to the SERP.

(16)	Represents $461,660 attributable to the VDCP and $776,795 attributable to the SERP.

(17)	Represents $16,469 of compensation deferred pursuant to the VDCP and $245,336 attributable to the SERP.

(18)	Represents $65,321 attributable to the VDCP and $50,517 attributable to the SERP.

(19)	Represents $639,827 attributable to the VDCP and $764,791 attributable to the SERP.

Variable Deferred Compensation Plan for Executives

We provide a variable deferred compensation plan (the “VDCP”) to key executives and certain other officers and employees. Under the VDCP, participants may contribute up to 77% of their base compensation and 100% of bonus compensation to their choice of a retirement distribution account and/or an in service distribution account while he or she is employed by the Company (an “in-service distribution account”). In addition, participants may be permitted to contribute all or part of the shares of stock they would otherwise receive upon the lapse of restrictions applicable to restricted stock and restricted stock unit awards under one or more equity plans. Each year, participants in the VDCP must elect the time and manner of distribution from the retirement and/or in-service distribution accounts (Company stock, however, may only be contributed to a retirement distribution account). This plan includes a matching Company contribution of 50% of the participant’s contribution on up to 3% of the participant’s compensation (up to 6% of total compensation for contributions with respect to amounts of total compensation in excess, if any, of the sum of the participant’s compensation over the maximum amount of compensation permitted to be taken into account under the terms of the Company’s retirement savings plan), less any matching contributions made for the participant under our 401(k) plan. Matching contributions are credited to participants’ accounts at least once per year, and they are disbursed in the retirement distribution account and/or the in-service distribution account in the same proportion the participant elects for its compensation contributions.

Under this plan, a participant is also entitled to have credited to his or her retirement distribution account a unit equivalent to two-tenths of a share of Company Stock for every share such participant elects to defer and Company stock equal to 20% of base salary and bonus compensation which such participant elects to defer, but only to the extent that, in the absence of deferral, the vesting of such shares or the payment of such compensation would have otherwise caused such participant’s compensation to be non-deductible by the Company under Section 162(m) of the Internal Revenue Code. Our President and Chief Executive Officer, Ms. Bern, received matching units in fiscal 2007 pursuant to this provision, as described in footnote (6) to the Summary Compensation Table, footnote (5) to the Grants of Plan-Based Awards table, and footnote (3) to the Option Exercises and Stock Vested During Fiscal 2007 table.

Participants will always be 100% vested in their contributions from base salary and bonus compensation. Participants will be 25% vested in matched contributions after two years of service, and an additional 25% vested in such contributions for each year of service after the first two. Therefore, participants are 100% vested in matched contributions after five years of service. Also, participants over the age of 65, or over the age of 55 who have ten or more years of service, will be 100% vested in matched contributions as long as they are still employed. Finally, participants are automatically 100% vested in matched contributions if they become disabled or die while employed, or if a change of control occurs while they are employed by us.

Amounts deferred under the VDCP are deemed to be invested in one or more investment portfolios made available to participants. Since the amounts in the VDCP are unfunded, participants do not actually own shares in the investment portfolios; rather, their deferral accounts are credited with gains or losses based on the actual performance of such investment portfolios. We established a “Rabbi Trust” to provide an informal funding vehicle for our non-qualified benefit obligations to our employees, and this trust holds life insurance policies on some of the plan participants. Charming Shoppes contributes cash to these life insurance policies in amounts equal to the compensation deferred by plan participants. The cash value of the life insurance policies is allocated among funds that are similar to the funds offered to participants as investment indices under the plan.

The rate of return credited to accounts under the VDCP is based on the actual investment performance of mutual funds designated for selection by the participants. Deferrals of stock awards remain as stock units, so the rate of return on those awards depends on the market price of our stock plus dividends paid. The weighted average rate of return (including returns on stock units) for the named executive officers in fiscal 2007 was 10.1%.

Benefits under the VDCP’s retirement distribution accounts can be disbursed in a lump sum or in annual installments (over five or ten years) at the election of the participant; if a form of distribution is not elected, or if the value of the account is less than $50,000, distribution is in a lump sum. The first distribution payment will be made as soon as practicable after the participant’s retirement. Benefits under the VDCP’s in-service distribution account are disbursed in a lump sum on the date designated by the participant. If a participant’s employment ends prior to retirement or prior to the distribution date chosen by the participant, other than because of disability or death, the participant will receive a lump sum payment of the vested portion of its distribution account(s). Under the VDCP, distribution accounts become 100% vested in the event of a change of control, and the distributions will be made in a lump sum as soon as practicable following the change of control.

If required by Internal Revenue Code section 409A, certain key employees (including our named executive officers) may be required to wait at least six months after a separation from service with us to receive distributions under the VDCP.

While benefits under the VDCP may only be disbursed at retirement (from the retirement distribution account) or on the date chosen by the participant (from the in-service distribution account), participants may receive up to the whole amount of their vested accounts if the participant suffers certain unforeseeable financial emergency, as defined in VDCP.

Supplemental Executive Retirement Plan

We provide the named executive officers and certain other management and key executives with benefits pursuant to our supplemental executive retirement plan (the “SERP”). Under the SERP, we contribute amounts to participant accounts based on age and years of plan service, as well as earnings. Generally, we make monthly SERP contributions to a participant’s retirement account based on age and service ranging from 8% of salary and annual bonus to a maximum of 35% of salary and annual bonus for long-service executives over age 55. The contribution percentage is 8% for participants whose combined age and years of service is less than 60 years, 12% for participants whose combined age and years of service is between 60 and 69, and 15% for participants whose combined age and years of service is 70 or greater. For those participants hired by the Company before February 1, 2003 who attained age 50 before that date, the contribution percentage is increased by one percent for each year of service performed prior to February 1, 2003 up to a maximum increase of 10%. In addition, for those participants hired before February 1, 2003 the contribution percentage is increased by an additional 10% after such participant attains age 55.

Account balances earn interest at 3% plus the “10-year Treasury Note Yield” per year computed on a quarterly basis. Benefits under the SERP vest according to the participant’s combined age and years of service. Benefits vest 50% when a participant has attained 55 years of age with ten years of service. The vesting percentage increases by an additional 10% for each extra year of age (while the required number of years in service remains at ten), up to 100% when the participant attains 60 years of age, at which point only five years of service are required.

Earnings are calculated each month and then added to each participant’s SERP account. Earnings are based on an interest rate equal to the 10-Year Treasury Note Yield plus 3%.

Benefits are paid to participants in a lump sum if and when the participant terminates service with us, based on the vesting percentage at the time of termination. If a participant retires, benefits are paid in accordance with the participant’s election, either as a lump sum payment at retirement or in up to ten annual installments.

If required by Internal Revenue Code section 409A, certain key employees (including our named executive officers) may be required to wait at least six months after a separation from service with us to receive distributions under the SERP.

Potential Payments Upon Termination or Change of Control

The following explains the compensation payable to each of our named executive officers in the event of termination of such executive’s employment, and in connection with a change of control of Charming Shoppes. While the description below relates to payments pursuant to employment agreements, change of control agreements and the terms of our employee benefit plans, the Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable, enter into new severance agreements, or amend existing change of control agreements with individual executive officers on different terms.

The payments and benefits accruing to a named executive in the various termination and change of control circumstances discussed below represent the enhancements to compensation that are tied to the particular type of termination or to the change of control event. Amounts that are accrued in all events, including salary payable through the date of termination and accrued vacation pay, are not included as these are not payable as a result of any particular termination. Accrued vacation pay as of February 3, 2007 was as follows: Ms. Bern, $26,042; Mr. Baron, $10,764; Mr. Specter, $9,100; Mr. DeSabato, $7,813, and Mr. Stern, $8,124. Likewise, the amounts shown below do not include benefits without regard to the type of termination event and attributable to the named executive officer under our SERP and VDCP, which includes the amounts deferred by the named executive officer and the matching contributions by us under those plans. See “Non-Qualified Deferred Compensation for Fiscal 2007” above.

For purposes of this analysis, we value stock awards and options based on the closing market price of our stock on February 2, 2007, less the exercise price in the case of options. We have not included any additional value representing the time value of options and we have not reduced the value of unvested stock awards and options based on the portion of the vesting period elapsed at February 2, 2007.

Dorrit J. Bern

As discussed above, Ms. Bern is the only named executive officer with whom we have entered into an employment agreement. Our employment agreement with Ms. Bern sets forth the payments and other benefits that would be due her in the event of our termination of her employment without cause, Ms. Bern’s resignation for good reason, voluntary termination, retirement, death or disability, or separation of service in connection with a change of control of Charming Shoppes.

Following a change of control, if an excise tax under Section 4999 of the Internal Revenue Code would be triggered by any payments under Ms. Bern’s employment agreement or our employee benefit plans, we are required to pay a gross-up amount to Ms. Bern so that the amount she retains after tax is equal to the after-tax amount she would have retained had no excise tax applied. Assuming a change of control and termination of employment in various circumstances had occurred on the last day of fiscal 2007, we would not have been obligated to make a gross-up payment to Ms. Bern.

Termination Without Cause or Resignation for Good Reason. Under the terms of her employment agreement, Ms. Bern is entitled to receive severance benefits in the following amounts if her employment is terminated without cause or if she resigns for good reason (other than in connection with a change of control of Charming Shoppes, as discussed below): (i) two times the sum of her annual base salary and target annual bonus established for the year of termination, which shall be paid in 24 equal monthly installments, (ii) continuation of health, welfare and benefit plan participation for two years following termination (unless substantially similar benefits are provided by a successor employer), (iii) a prorated target annual bonus for the year in which her termination occurs, (iv) full vesting of outstanding stock options, outstanding stock awards, with performance-based awards deemed earned at target levels, and her accrued benefit in our SERP, and (v) other vested benefits under our plans and programs, including payment for financial planning and outplacement services. Under the agreement, “good reason” can arise if we take actions adverse to Ms. Bern, including assigning duties to her inconsistent with her position or diminishing her position, authority or duties, requiring her to be based at a location 50 miles or more from her current primary residence, reducing her base salary or target annual bonus award opportunity, reducing benefits or participation in other of our employee benefit plans, terminating employment not in accordance with the agreement, or failing to renew the agreement at the end of its term with adjustments to reflect prevailing compensation practices in the industry determined by benchmarking against our peer group (but without regard to equity awards previously granted to her). After termination without cause or resignation for good reason, we are required to pay or reimburse Ms. Bern for the cost of outplacement services, up to an amount equal to $50,000.

If we terminated Ms. Bern’s employment without cause, or Ms. Bern resigned for good reason, on February 2, 2007, Ms. Bern would have received the following incremental severance benefits under her employment agreement: (i) an aggregate of $5,000,000 paid over 24 equal monthly installments (representing two times her annual base salary and target annual bonus for fiscal 2007); (ii) $1,197,500 in a lump sum, representing 95.8% of Ms. Bern’s target annual bonus for fiscal 2007; (iii) $16,883 in the form of continued health, life and disability insurance; (iv) performance shares deemed earned at the target level and vested, with a market value equal to $3,318,966; (v) full vesting of RSUs with a market value equal to $4,230,434; (vi) $853,255 in enhanced value as a result of the vesting of her unvested accrued benefit under our SERP and; (vii) $50,000 for the cost of outplacement services. In the aggregate, Ms. Bern would have received $14,667,038 in incremental severance benefits resulting from termination under these circumstances.

Voluntary Termination; Retirement. If Ms. Bern voluntarily leaves her employment with Charming Shoppes (including resignation other than for good reason and retirement), she will receive her base salary through the date of termination and other vested benefits under our plans and programs. In the case of her retirement, she will remain entitled to participate in all of our qualified defined benefit and defined contribution retirement plans, subject to the eligibility and participation requirements of such plans as applicable to our executives generally. In addition, Ms. Bern will be eligible to participate in all other nonqualified retirement programs typically offered to our executives generally, including our SERP.

Termination for Cause. If Ms. Bern is discharged by us for cause, she will receive her base salary through the date of termination and other vested benefits under our plans and programs. However, she will forfeit any retirement benefit under our SERP upon termination by us for cause.

Payments made upon Death or Disability. If Ms. Bern dies or her employment terminates because she becomes disabled, we are required to pay her base salary through the date of termination, a prorated target annual bonus for the year in which the termination occurs, and other vested benefits under our benefit plans and programs. If Ms. Bern’s termination occurred due to death or disability on February 2, 2007, she or her estate would have received the following incremental severance benefits: (i) $1,197,500 representing 95.8% of her target annual bonus for fiscal 2007; (ii) performance shares deemed earned at the target level and vested, with a market value equal to $3,318,966, and (iii) full vesting of RSUs with a market value equal to $4,230,434. In the aggregate, Ms. Bern would have received $8,746,900 in incremental severance benefits under these circumstances.

Payments Made Upon a Change of Control of Charming Shoppes. We believe it is imperative that we and the Board should be able to rely on Ms. Bern to continue in her position in the event a change of control of Charming Shoppes occurs. Moreover, we and the Board may call upon Ms. Bern in such a situation to assist in the assessment of any such change of control without distraction by personal uncertainties that may be created by a potential change of control of us. Therefore, our agreement with Ms. Bern provides for payment of certain severance benefits in the event of a change of control of Charming Shoppes and a related termination of Ms. Bern’s employment, also called a “double trigger.” Ms. Bern would receive severance benefits under these “double trigger” provisions in any of the following circumstances:

•	Ms. Bern’s employment is terminated without cause or she terminates for good reason (as described above) within 24 months after a change of control of Charming Shoppes; or

•

Ms. Bern’s employment terminates without cause and, within three months after such termination, a change of control occurs or a binding agreement is entered into that results in a change of control of Charming Shoppes; or

•	Ms. Bern resigns after a change of control based on us or a successor materially breaching certain provisions of her employment agreement.

A “change of control” of Charming Shoppes generally is defined as:

•	an acquisition of shares resulting in an entity (but excluding certain entities) having at least 20% of the voting power of our voting securities;

•

a change in the Board’s membership whereby the current members, or those members elected or nominated by the current members, no longer constitute a majority as provided in the equity award agreement or two-thirds as provided in the change of control agreements;

•	certain mergers, recapitalizations, or reorganizations; or

•	a liquidation or sale of substantially all of our assets (but excluding sales to certain parties).

If a termination in connection with a change of control triggers benefits, Ms. Bern is entitled to receive (i) a lump sum payment equal to three times the highest rate of her annualized base salary, (ii) a lump sum payment equal to three times the greater of her target annual bonus for the year in which her termination occurs or the year ending immediately prior to such termination, (iii) a prorated target annual bonus for the year in which her termination occurs, (iv) a lump sum amount equal to her unpaid base salary and accrued vacation pay, and (v) continuation of health care, life, accident and disability coverage for three years after termination (unless substantially similar benefits are provided by a successor employer). In addition, we are required to pay or reimburse Ms. Bern $50,000 in outplacement services.

In contrast to the “double trigger” provisions of Ms. Bern’s employment agreement, our equity compensation plans are “single trigger” plans in that the restricted stock and restricted stock units granted thereunder become fully vested (at target levels in the case of Performance Shares) and stock options become fully exercisable upon a change of control of Charming Shoppes. In addition, our VDCP is also a “single trigger” plan, as VDCP participants are automatically 100% vested in matching Company contributions if a change of control occurs while they are employed by us. Finally, benefits under our SERP also accelerate upon a change of control.

Assuming that Ms. Bern’s employment was terminated on February 2, 2007 in connection with a change of control, Ms. Bern would have received the following incremental severance benefits: (i) a lump sum payment of $8,697,500, which is the sum of (a) three times her annual base salary for fiscal

2007, or $3,750,000, (b) three times her target annual bonus for fiscal 2007, or $3,750,000, and (c) $1,197,500, representing 95.8% of her target bonus for fiscal 2007; (ii) $25,324 in the form of health, life and disability insurance; (iii) performance shares deemed earned at the target level and vested, with a market value equal to $3,318,966; (iv) full vesting of RSUs with a market value equal to $4,230,434; (v) $853,255 with respect to her unvested accrued benefit under our SERP; and (vi) $50,000 for the cost of outplacement services. In the aggregate, Ms. Bern would have received $17,175,479 in incremental severance benefits in the event of a termination under these circumstances.

Other Named Executive Officers

None of our other named executive officers have employment agreements with us. The Company has no written agreements with respect to payments at termination (other than in connection with a change of control, as discussed below); however, the Company has from time to time negotiated severance arrangements with respect to certain former officers depending on the circumstances surrounding such officer’s departure.

We have entered into Executive Change of Control Agreements with Eric Specter, Joseph Baron, Anthony DeSabato and Colin Stern. Unlike “single trigger” plans that pay out immediately upon a change of control, these agreements require a “double trigger,” or a change of control of Charming Shoppes followed by a loss of employment (either involuntary or by the executive with good reason) within 24 months thereafter. If a termination in connection with a change of control triggers benefits, the executive will receive (i) a lump-sum payment of a prorated portion of target annual incentive compensation for the year in which the termination occurs; (ii) a lump-sum payment equal to two times the sum of the executive’s highest base salary and highest target annual incentive compensation (regardless of whether the targeted annual incentive award was earned); (iii) life, disability and health benefits following termination for a period of two years (unless substantially similar benefits are provided by a successor employer); and (iv) payment of an allowance up to $30,000 for outplacement expenses. In addition, if severance benefits are subject to the “golden parachute” excise tax pursuant to Internal Revenue Code Section 4999, we will pay to the executive officer an additional gross-up amount sufficient so that the cash value of benefits he retains on an after-tax basis is equal to the after-tax amount he would have retained had no golden parachute excise taxes applied. Except for Mr. Baron, no gross-up payments would have been due our named executive officers, based on computations as of the last day of fiscal 2007.

As discussed above, our equity compensation plans are “single trigger” plans. Therefore, if a change of control of Charming Shoppes occurs, stock options, restricted stock and RSUs granted under such plans become fully vested (at target levels in the case of performance shares) and, in the case of stock options, become fully exercisable, VDCP participants are automatically 100% vested in matching Company contributions, and benefits under our SERP accelerate.

The amounts that each of our named executive officers would have received as a result of an involuntary termination not for cause or a termination for good reason immediately following a change of control of Charming Shoppes on February 2, 2007 are set forth below.

Eric M. Specter. Assuming a change of control of Charming Shoppes and an involuntary termination of employment or termination by the executive officer for good reason occurred on February 2, 2007, Mr. Specter would have received the following incremental severance benefits under his Executive Change of Control Agreement and our employee benefit plans: (i) a lump-sum payment of $1,519,613 attributable to base salary and short-term incentives; (ii) deemed earning and vesting of performance shares at target level with a market value equal to $615,940; (iii) full vesting of RSUs with a market value equal to $1,638,495; (iv) $247,360 with respect to his unvested accrued benefit under our SERP; (v) $16,163 in the form of health, life and disability insurance; and (vi) $30,000 for the cost of outplacement services. In the aggregate, Mr. Specter would have received incremental benefits of $4,067,571 under these circumstances.

Joseph M. Baron. Assuming a change of control of Charming Shoppes and an involuntary termination of employment or termination by the executive officer for good reason occurred on February 2, 2007, Mr. Baron would have received the following incremental severance benefits under his Executive Change of Control Agreement and our employee benefit plans: (i) a lump-sum payment of $1,797,502 attributable to base salary and short-term incentives; (ii) deemed earning and vesting of performance shares at target level with a market value equal to $668,940; (iii) full vesting of RSUs with a market value equal to $1,792,381; (iv) $700,146 with respect to his unvested accrued benefit under our SERP; (v) $16,883 in the form of health, life and disability insurance; and (vi) $30,000 for the cost of outplacement services. Mr. Baron also would have received a tax gross up of $1,065,700. In the aggregate, Mr. Baron would have received incremental benefits of $6,071,552 under these circumstances.

Anthony A. DeSabato. Assuming a change of control of Charming Shoppes and an involuntary termination of employment or termination by the executive officer for good reason occurred on February 2, 2007, Mr. DeSabato would have received the following incremental severance benefits under his Executive Change of Control Agreement and our employee benefit plans: (i) a lump-sum payment of $1,304,629 attributable to base salary and short-term incentives; (ii) deemed earning and vesting of performance shares at target level with a market value equal to $304,339; (iii) full vesting of RSUs with a market value equal to $975,253; (iv) $155,359 with respect to his unvested accrued benefit under our SERP; (v) $16,519 in the form of health, life and disability insurance; and (vi) $30,000 for the cost of outplacement services. In the aggregate, Mr. DeSabato would have received incremental benefits of $2,786,099 under these circumstances.

Colin D. Stern. Assuming a change of control of Charming Shoppes and an involuntary termination of employment or termination by the executive officer for good reason occurred on February 2, 2007, Mr. Stern would have received the following incremental severance benefits under his Executive Change of Control Agreement and our employee benefit plans: (i) a lump-sum payment of $1,356,586 attributable to base salary and short-term incentives; (ii) deemed earning and vesting of performance shares at target level with a market value equal to $430,161; (iii) full vesting of RSUs with a market value equal to $1,293,359; (iv) $152,958 with respect to his unvested accrued benefit under our SERP; (v) $16,249 in the form of health, life and disability insurance; and (vi) $30,000 for the cost of outplacement services. In the aggregate, Mr. Stern would have received incremental benefits of $3,279,313 under these circumstances.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides a summary of our compensation plans under which equity securities of Charming Shoppes were authorized for issuance as of February 3, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,681,553		$5.612	7,646,138	(2)
Equity compensation plans not approved by security holders	1,221,619	(3)	6.162	0
Total	4,903,172		$5.822	7,646,138

(1)	Weighted-average exercise price is calculated only for options and stock appreciation rights that have an exercise price. Thus, deferred stock and similar full-value awards (other than restricted stock) which are treated as outstanding “rights” for purposes of column (a) of this Table but which have no exercise price, are not included in the calculation of weighted-average exercise price.

(2)	3,323,987 of the shares available for future issuance may be issued other than in connection with options, warrants and rights, including 2,059,792 shares under the 2004 Stock Award and Incentive Plan (the “2004 Plan”), issuable as restricted stock, RSUs, or as a bonus, 107,527 shares under the 2003 Non-Employee Directors Compensation Plan, issuable as restricted stock or RSUs, and 1,156,668 shares under the Employee Stock Purchase Plan (the “ESPP”), which may be sold directly to employees at a discount. Shares other than those under the ESPP may also be issued in connection with options, warrants and rights. Shares are counted against the limits under the 2004 Plan at such time as they are actually delivered to participants and any risk of forfeiture has lapsed. Thus, shares remain available under the 2004 Plan if an award expires, is forfeited, is settled in cash, if shares are withheld or surrendered to pay the exercise price or satisfy tax withholding obligations, or if the actual shares delivered upon exercise of an award are fewer than the number of shares covered by the award, as occurs upon exercise of a stock appreciation right. The 2004 Plan includes a provision which would allow additional shares to be used for “full-value” awards by reducing the number of shares that remain available for options, SARS and other non full-value awards by three shares for each share to be used for full-value awards in excess of the stated 2,000,000 share limit on full-value awards. This adjustment would result in a reduction in the total number of shares reserved under the 2004 Plan as well.

(3)	These shares are issuable upon exercise of options and unvested deferred stock awards relating to 1,125,524 shares under the Amended and Restated 2000 Associates’ Stock Incentive Plan, and 96,095 shares under the 1999 Associates’ Stock Incentive Plan. These Plans, which provide for grants only to persons who are not Directors or executive officers of Charming Shoppes, are administered by the Compensation Committee of the Board of Directors, which is permitted to delegate authority to officers of Charming Shoppes. No further awards may be granted under either of these Plans. Options under these Plans have an exercise price of at least 100% of the fair market value of the Common Stock on the grant date, vest at times specified by the Committee, and expire no later than ten years after the date of grant. The exercise price may be paid in cash or by surrender of previously acquired shares.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of Charming Shoppes’ Board of Directors (collectively, the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Charming Shoppes’ Annual Report on Form 10-K for the fiscal year ended February 3, 2007 for filing with the SEC.

The foregoing report is provided by the following Directors, who constitute the Compensation Committee:

Katherine M. Hudson (Chairperson)

William O. Albertini

Yvonne M. Curl

Pamela Davies

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table shows the beneficial ownership of our Common Stock of (1) each person or group we know to be a beneficial owner of more than five percent of our outstanding Common Stock, (2) each Director, (3) each named executive officer for fiscal 2007, and (4) all of our Directors and executive officers as a group. The number of shares beneficially owned is as of April 13, 2007, unless otherwise indicated, and all percentages are calculated based on the shares outstanding as of April 13, 2007. Unless otherwise indicated in the footnotes, each named person had sole voting and investment power over the shares shown as beneficially owned by that person, and the address for each named person is c/o Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
William O. Albertini	94,000	(1)	*
Joseph M. Baron	189,341	(2)	*
Dorrit J. Bern	1,172,612	(2)	1%
Yvonne M. Curl	51,583	(1)	*
Pamela Davies	79,897	(1)	*
Anthony A. DeSabato	115,022	(2)	*
Charles T. Hopkins	133,000	(1)	*
Katherine M. Hudson	105,193	(1)	*
Alan Rosskamm	140,234	(1)	*
Eric M. Specter	451,577	(2)	*
Colin D. Stern	127,500	(2)	*
M. Jeannine Strandjord	27,466	(1)	*
AXA Financial, Inc.	7,815,197	(3)	6.3%
Barclays Global Investors, N.A.	6,997,083	(4)	5.7%
Clearbridge Advisors, LLC	17,762,270	(5)	14.4%
Dimensional Fund Advisors	7,012,111	(6)	5.7%
First Pacific Advisors	15,174,600	(7)	12.3%
Snyder Capital Management, L.P.	6,720,893	(8)	5.4%
All Directors and Executive Officers as a group (16 persons)	3,109,320	(9)	2.5%

*	Does not exceed one percent of the outstanding class of Common Stock.

(1)	With respect to non-employee Directors:

(i)	Includes shares as to which the Director holds options exercisable within 60 days in the following amounts: Mr. Albertini, 21,500 shares; Ms. Curl, 22,925 shares; Dr. Davies, 54,500 shares; Mr. Hopkins, 94,500 shares; Ms. Hudson, 34,500 shares; Mr. Rosskamm, 94,500 shares and Ms. Strandjord, 8,733 shares.

(ii)	Includes deferred shares which are non-forfeitable or become non-forfeitable within 60 days in the following amounts: Mr. Albertini, 10,500 shares; Dr. Davies, 13,500 shares; Ms. Hudson, 17,393 shares and Mr. Rosskamm, 13,500 shares.

(notes continued on following page)

(iii)	Includes 7,500 restricted stock units held by each non-employee Director which are non-forfeitable or become non-forfeitable within 60 days; and

(iv)	Includes shares of restricted stock as to which the Director has voting power but which are subject to risk of forfeiture and restrictions on transferability, in the following amounts: Ms. Curl, 3,333 shares and Ms. Strandjord, 10,000 shares.

(2)	With respect to Executive Officers:

(i)	Includes 265,000 shares as to which Mr. Specter holds options exercisable within 60 days.

(ii)	Includes restricted stock units and deferred shares subject to risk of forfeiture and/or restrictions on transfer and no present voting rights in the following amounts: Mr. Baron, 68,857 shares; Ms. Bern, 343,766 shares; Mr. DeSabato, 23,170 shares; Mr. Specter, 64,413 shares; and Mr. Stern, 39,283 shares; and

(iii)	Includes shares of restricted stock as to which the Executive Officer has voting power but which are subject to risk of forfeiture and/or restrictions on transfer in the following amounts: Mr. Baron, 78,470 shares; Ms. Bern, 71,666 shares; Mr. DeSabato, 46,770 shares; Mr. Specter, 74,090 shares; and Mr. Stern, 59,535 shares.

(3)	The source of this information is a Schedule 13G filed February 13, 2007 by AXA Financial, Inc. (“AXA Financial”) reporting beneficial ownership at December 31, 2006. The Schedule 13G reported that AXA Financial, together with AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA had sole voting power over 4,742,359 shares of Common Stock, shared voting power over 12,580 shares of Common Stock, sole dispositive power over 7,815,117 shares of Common Stock and shared dispositive power over 80 shares of Common Stock. Their address is 1290 Avenue of the Americas, New York, NY 10104.

(4)	The source of this information is a Schedule 13G filed January 23, 2007 by Barclay Global Investors, NA. (“Barclays”) reporting beneficial ownership at December 31, 2006. The Schedule 13G reported that Barclays, together with Barclays Global Fund Advisors, had sole voting power over 6,198,112 shares of Common Stock and sole dispositive power over 6,997,083 shares of Common Stock. The address of Barclays is 45 Freemont Street, San Francisco, CA 94105.

(5)	The source of this information is a Schedule 13G filed February 6, 2007 by Clearbridge Advisors, LLC (“Clearbridge”) reporting beneficial ownership at December 31, 2006. The Schedule 13G reported that Clearbridge, together with Clearbridge Asset Management, Inc. and Smith Barney Fund Management LLC, had shared voting power over 14,465,627 shares of Common Stock and shared dispositive power over 17,762,270 shares of Common Stock. Their address is 399 Park Avenue, New York, NY 10022.

(6)	The source of this information is a Schedule 13G filed February 9, 2007 by Dimensional Fund Advisors, LP (“Dimensional”) reporting beneficial ownership at December 31, 2006. The

(notes continued on following page)

Schedule 13G reported that Dimensional had sole voting power and sole dispositive power over 7,012,111 shares of Common Stock. Dimensional is a registered investment advisor and the reported shares are owned by certain investment companies, trusts and accounts for which Dimensional acts as investment advisor or investment manager. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(7)	The source of this information is a Schedule 13G filed February 13, 2007 by First Pacific Advisors, LLC (“FPA”) reporting beneficial ownership at December 31, 2006. The Schedule 13G reported that FPA had shared voting power over 5,882,600 shares of Common Stock and shared dispositive power over 15,174,600 shares of Common Stock. The Schedule 13G also reported that Robert L. Rodriquez and J. Richard Atwood, each a Managing Member of the FPA, had beneficial ownership (with the same voting and dispositive power as FPA) with respect to these shares, and that Mr. Rodriquez had sole voting and sole dispositive power over an additional 143,200 shares. The address of FPA is 11400 W. Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(8)	The source of this information is a Schedule 13G filed February 14, 2007 by Snyder Capital Management, L.P. (“SCMLP”) and its general partner, Snyder Capital Management, Inc. (“SCMI”) reporting beneficial ownership at December 31, 2006. The Schedule 13G reported that SCMLP and SCMI had shared voting power over 6,141,693 shares and shared dispositive power over 6,720,893 shares of Common Stock. Their address is One Market Plaza, Steuart Tower, Suite 1200, San Francisco, CA 94105.

(9)	Includes 686,158 shares as to which Directors and executive officers hold options exercisable within 60 days, 662,143 deferred shares, 743,357 restricted stock units and 486,264 shares of restricted stock as to which the Director or Executive Officer has voting power but which are subject to risk of forfeiture and restrictions on transferability.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2007, Katherine M. Hudson, William O. Albertini, Yvonne Curl and Pamela Davies served as members of the Compensation Committee. No member of the Compensation Committee is or was during fiscal year 2007 an employee, or is or ever has been an officer, of Charming Shoppes or its subsidiaries. No executive officer of Charming Shoppes served as a director or a member of the Compensation Committee of another company, one of whose executive officers serves as a member of Charming Shoppes’ Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

Our role as the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to Charming Shoppes’ accounting and financial reporting processes, including its internal control over financial reporting. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter that has been approved by the Board of Directors. As stated in the Charter, management of Charming Shoppes is responsible for the preparation, presentation and integrity of financial statements and the accounting and financial reporting processes, including maintaining effective internal control over financial reporting. Charming Shoppes’ independent auditors, Ernst & Young LLP, are responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, reviewing the unaudited quarterly financial statements and auditing and expressing opinions on both management’s assessment of and the effectiveness of Charming Shoppes’ internal control over financial reporting. The activities of our Audit Committee are in no way designed to supersede or alter those traditional responsibilities.

In this context, our Committee has met with management, the internal auditors, the independent auditors (including private sessions with the independent auditors, the internal auditors and members of management) and independently as a Committee to discuss the overall scope, plans and results of audits, as well as the overall quality, reliability and integrity of Charming Shoppes’ accounting and financial reporting processes. Management represented to us that Charming Shoppes’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and our Committee has reviewed and discussed the audited financial statements for fiscal 2007 with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, our Committee reviewed and discussed with management, the internal auditors and independent auditors, both management’s assessment of and the effectiveness of Charming Shoppes’ internal control over financial reporting. We also specifically discussed with the independent auditors, Ernst & Young LLP, all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).

In addition, our Committee has discussed with the independent auditors the auditors’ independence from Charming Shoppes and its management, and we received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We have concluded that the independent auditors are independent from Charming Shoppes and its management. In reaching this conclusion, we also determined that the audit and permissible non-audit services provided to Charming Shoppes were compatible with maintaining the independent auditors’ independence.

In reliance on the review and discussions referred to above, our Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in Charming Shoppes’ Annual Report on Form 10-K for the fiscal year ended February 3, 2007 for filing with the SEC.

The foregoing report is provided by the following independent Directors, who constitute the Audit Committee:

Charles T. Hopkins (Chairman)

Katherine M. Hudson

M. Jeannine Strandjord

AUDIT AND OTHER FEES

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to Charming Shoppes for services rendered by our principal independent auditors, Ernst & Young LLP, for the fiscal years ended February 3, 2007 and January 28, 2006:

	Fiscal 2007	Fiscal 2006
Audit fees (1)	$2,299,000	$2,142,000
Audit-related fees (2)	148,000	133,000
Tax fees (3)	87,000	146,000
All other fees	-0-	-0-

Total	$2,534,000	$2,421,000

(1)	Audit fees consist of the annual audit of Charming Shoppes’ consolidated financial statements and internal control over financial reporting, including management’s assessment thereof, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also include interim reviews of the quarterly consolidated financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits and financial audits of subsidiaries, services associated with SEC registration statements filed in connection with securities offerings (i.e., comfort letters and consents) and financial accounting and reporting consultations.

(2)	Audit-related fees consist principally of audits of employee benefit plans, securitization-related services, acquisition due diligence services, and assurance and related services that are reasonably related to the performance of the audit or review of Charming Shoppes’ consolidated financial statements.

(3)	Tax fees consist principally of tax planning and advice, transfer pricing documentation, tax audit assistance, preparation and review of certain subsidiary tax returns ($15,000 in fiscal years 2007 and 2006), and acquisition-related matters.

Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures

All services provided by Ernst & Young LLP in fiscal year 2007 were pre-approved by our Audit Committee.

The Audit Committee has policies and procedures for pre-approval of all audit and permissible non-audit services provided by Ernst & Young LLP in order to assure that the provision of such services does not impair the independence of Ernst & Young LLP and are consistent with the

Securities and Exchange Commission’s and Public Company Accounting Oversight Board’s independence rules. Each pre-approval is detailed as to the particular service or category of service and includes estimated fees.

The annual recurring audits and audit-related services and estimated fees are subject to specific pre-approval of the Audit Committee. In addition, the Audit Committee provides pre-approval of certain other audit and audit-related services and estimated fees. This provides the flexibility to permit Charming Shoppes to consult with Ernst & Young LLP on routine audit and audit-related matters and enables Ernst & Young LLP to provide services that are reasonably related to the performance of the audit or review of Charming Shoppes’ consolidated financial statements.

The Audit Committee provides pre-approval of certain tax assistance and advice, including estimated fees, thereby also providing the flexibility and permitting Charming Shoppes to be able to consult with Ernst & Young LLP on routine tax matters.

If circumstances arise during the year that require the engagement of Ernst & Young LLP for additional audit and audit related services not contemplated in the original pre-approvals, as well as other tax services and permissible non-audit services that are determined to be in the best interests of Charming Shoppes and would not impair the independence of Ernst & Young LLP, then these services and estimated fees would require specific pre-approval by the Audit Committee.

The Audit Committee has delegated to the Audit Committee Chairman the authority to evaluate and approve services and estimated fees of Ernst & Young LLP on behalf of the Audit Committee in the event a need arises for pre-approval between Audit Committee meetings. If the Chairman approves any such services and estimated fees, they are reported to the Audit Committee at the next scheduled quarterly meeting. Additionally, the Audit Committee receives reports at its quarterly meetings regarding the extent of services provided by Ernst & Young LLP in accordance with the pre-approval policy and the fees for services performed to date.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP as the independent auditors of Charming Shoppes for our fiscal year 2008.

Although we are not required to do so, we believe that it is appropriate for us to request shareholder ratification of the appointment of Ernst & Young LLP as our independent auditors. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. In addition, even if the shareholders ratify the selection of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent auditor at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to shareholders’ questions and to have the opportunity to make statements they consider appropriate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT AUDITORS FOR FISCAL 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require our Directors, executive officers and holders of more than 10% of our outstanding Common Stock to file Forms 3, 4 and 5 reports disclosing information concerning their transactions in and beneficial ownership of our Common Stock. Based solely on a review of filed reports and the written representations of our Directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements have been met during fiscal 2007.

PROPOSALS FOR 2008 ANNUAL MEETING

Any proposals of shareholders that are intended to be presented at our 2007 Annual Meeting of Shareholders and included in our proxy materials for that Meeting must be received at our principal executive offices no later than January 14, 2008 and must comply with all other applicable legal requirements in order to be included in our Proxy Statement and Proxy Card for that Meeting. In addition, under the terms of our Bylaws, a shareholder who intends to present an item of business at the 2008 Annual Meeting of Shareholders, other than a proposal submitted for inclusion in our proxy materials, must provide notice of such business to Charming Shoppes after February 13, 2008 and on or before March 15, 2008 and must comply with all applicable requirements of our Bylaws. See also “CORPORATE GOVERNANCE AT CHARMING SHOPPES – Director Nominations.”

COST OF SOLICITATION

The cost of solicitation of proxies will be borne by Charming Shoppes. In addition to the use of the mail, solicitations may be made by telephone and personal interviews by officers, Directors and regularly engaged employees of Charming Shoppes. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this Proxy Statement to the beneficial owners of the shares held of record by such persons, and Charming Shoppes will reimburse them for their reasonable charges and expenses in this connection.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Charming Shoppes’ Proxy Statement, Annual Report on Form 10-K for fiscal 2007 or 2006 Annual Review may have been sent to multiple shareholders in your household. Charming Shoppes will promptly deliver a separate copy of any of these documents to you if you request one by writing as follows: Colin D. Stern, Corporate Secretary, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020. If you would like to receive separate copies of the Annual Report, the 2006 Annual Review and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Charming Shoppes at the above address.

ADDITIONAL INFORMATION

Copies of our 2006 Annual Review and our Annual Report on Form 10-K for fiscal 2007, which contains financial statements audited by our independent auditors, accompany this Proxy Statement.

A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules), as well as copies of our corporate governance materials, will be furnished without charge to a shareholder upon written request to: Colin D. Stern, Corporate Secretary, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020.

The Reports of the Compensation Committee and the Audit Committee included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Charming Shoppes specifically incorporates those portions of this Proxy Statement by reference therein.

It is important that your shares be represented at the Meeting. If you are unable to be present in person, we respectfully request that you sign the enclosed Proxy Card and return it to us in the enclosed stamped and addressed envelope as promptly as possible.

By Order of the Board of Directors

COLIN D. STERN
Secretary

Bensalem, Pennsylvania

May 14, 2007

ANNUAL MEETING OF SHAREHOLDERS OF

CHARMING SHOPPES, INC.

Thursday, June 21, 2007

10:00 a.m. Eastern Time

Charming Shoppes, Inc.

450 Winks Lane

Bensalem, PA 19020

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

CHARMING SHOPPES, INC.

Proxy for Annual Meeting of Shareholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Dorrit J. Bern, Katherine M. Hudson and William O. Albertini, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated on the reverse side with respect to all shares of Common Stock of Charming Shoppes, Inc. (the “Company”) which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 21, 2007 and at any adjournments thereof.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT AUDITORS, AS SET FORTH IN THE PROXY STATEMENT.

The undersigned acknowledges receipt of the Annual Report on the Form 10-K, the 2006 Annual Review, the Notice of Annual Meeting of Shareholders and the Proxy Statement, and revokes all previously granted Proxies.

Address Changes:	____________________________________________________________________
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(If you noted any Address Changes above, please mark corresponding box on the reverse side.) (Continued and to be signed on the reverse side)

CHARMING SHOPPES, INC. 450 WINKS LANE BENSALEM, PA 19020

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Charming Shoppes, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN HERE:	CHARM1	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHARMING SHOPPES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO NOMINEES PROPOSED FOR ELECTION AS DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS OUR INDEPENDENT AUDITORS FOR THE 2008 FISCAL YEAR.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote On Directors 1. ELECTION OF CLASS B DIRECTORS.			☐	☐	☐
NOMINEES: 01) Pamela Davies 02) Katherine M. Hudson

Vote On Proposal								For	Against	Abstain
2. Ratification of the appointment of Ernst & Young, LLP as independent auditors for the 2008 fiscal year.								☐	☐	☐

The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

Note:   Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
For address changes, please check this box and write them on the back where indicated.		☐

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

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Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date